EXECUTION COPY
LEASE AGREEMENT

By and Between

FARM SPRINGS ROAD, LLC

as Landlord

with

UNITED TECHNOLOGIES CORPORATION

as Tenant

for Premises

8 Farm Springs Road
Farmington, Connecticut

June 6, 2012

Article 25. MISCELLANEO US	50
Article 26. RULES AND REGULATIONS	57
Article 27. RIGHT OF FIRST OFFERIRIGHT OF FIRST REFUSAL	57

List of Schedules:

Schedule A – Description of the Land
Schedule B – Commencement Agreement
Schedule C – Landlord’s Work
Schedule D – Intentionally Omitted
Schedule E – Insurance Coverage
Schedule F – Intentionally Omitted
Schedule G – Tenant’s Signage
Schedule H – Rules and Regulations

  2

LEASE AGREEMENT

THIS LEASE AGREEMENT (this “Lease”) is made and entered into effective as of the 6th day of June, 2012 (the “Effective Date”), by and between FARM SPRINGS ROAD, LLC, a Connecticut limited liability company (hereinafter called “Landlord”), having an office at c/o GTJ REIT, Inc., 444 Merrick Road, Lynbrook, New York 11563 and UNITED TECHNOLOGIES CORPORATION, a Delaware corporation, (hereinafter called “Tenant”), having an office at Four Farm Springs Road, Farmington, CT 06032, as follows:

Article 1 - Premises, Term, Use

Section 1.01 - Leased Premises.  (a) Subject to the terms, provisions and conditions hereinafter set forth, and in consideration of the covenants of payment and performance stipulated herein, Landlord has leased, demised and let and by these presents does hereby lease, demise and let unto Tenant, for the uses described in Section 1.03, that certain parcel of land (the “Land”) more particularly described on Schedule A attached hereto and made a part hereof) together with all structures, improvements and additions thereon consisting of, inter alia, an approximately 107,654 square foot building (the “Building”) and the adjacent parking structure (collectively, the “Improvements”) known and numbered as 8 Farm Springs Road, Farmington, Connecticut, and all rights, easements, appurtenances, privileges and advantages belonging thereto.  The Land and Improvements are hereinafter collectively referred to as the “Demised Premises” or “Premises”, to have and to hold the Premises unto Tenant, and the Tenant’s permitted successors and assigns for and during the term hereinafter set forth subject to the terms, covenants and conditions hereinafter set forth.

(b)  Landlord represents and warrants to Tenant that on the date of delivery of possession of the Premises to Tenant to Landlord’s knowledge, without due inquiry, (a) there are no violations of any statutes, laws, ordinances, orders, rules, regulations and other governmental requirements relating to the use, condition and occupancy of the Premises, or any rules, orders, regulations and requirements of the board of fire underwriters, or any similar body having jurisdiction over the Premises that would prevent or delay Tenant’s occupancy of the Premises, (b) the Premises may be used for general office purposes under the current zoning laws and restrictions, (c) as of the Commencement Date, all building systems (other than the HVAC system, as to which Landlord makes no representations or warranties) are in working order, and (d) Landlord has not received notice of any violation of any environmental laws and regulations and there exists no hazardous wastes thereon except those stored and kept in accordance with all laws.

Section 1.02 – Term.

(a)      Unless sooner terminated under the provisions hereof, the term of this Lease (the “Initial Term”) shall be a period of fifteen (15) years beginning on September 1, 2012 (the “Commencement Date”), or as may be earlier or later pursuant to the terms of Section 1.02(b) and (c), but in no event before August 15, 2012, and ending at 11:59 pm on the date which is the fifteenth (15th) anniversary of the Commencement Date (the “Expiration Date”), or as may be earlier pursuant to the terms of Section 1.02(b) and (c).

(b)      As used in this Lease, the term “Commencement Date” shall mean the date that Landlord has delivered actual possession of the Premises to Tenant, free of all leases and occupants.  In the event the Commencement Date occurs prior to September 1, 2012, then the Expiration Date shall be the last day of the month preceding the month in which the fifteenth (15th) anniversary of the Commencement Date occurs.

(c)      If delivery of possession of the Premises to Tenant is delayed for any reason, then this Lease and the validity thereof shall not be affected thereby and Tenant shall not be entitled to terminate this Lease, to claim actual or constructive eviction, partial or total, or to be compensated for loss or injury suffered as a result thereof, or be entitled to any abatement of rent not otherwise expressly provided herein.  The Expiration Date shall be extended by the same number of days as between August 31, 2012 and the Commencement Date.  Landlord shall use good faith efforts to obtain possession of the Premises as soon as reasonably practicable, and shall apprise Tenant of status thereof.  Notwithstanding the foregoing, in the event the Landlord fails to deliver possession of the Premises to Tenant prior to December 31, 2012, subject to force majeure, (the “Outside Delivery Date”), Tenant shall thereafter have the one-time right to terminate this Lease, effective as of the date which is thirty (30) days after written notice (the “Delivery Failure Termination Notice”) is given by Tenant to Landlord.  In the event Landlord delivers possession to Tenant prior to the expiration of such thirty (30) day period, the Delivery Failure Termination Notice shall be deemed void, and the Lease shall continue in full force and effect.  The Delivery Failure Termination Notice must be transmitted within ten (10) days after the Outside Delivery Date, which termination notice shall be irrevocable, failing which Tenant shall be deemed to have waived its termination right under this Section 1.02(c).

(d)      Promptly following the Commencement Date, Landlord and Tenant shall execute and deliver to each other a commencement agreement, in form as set forth on Schedule B annexed hereto and made a part hereof, setting forth the dates of the Commencement Date, the Fixed Rent Commencement Date, (as defined in Section 2.01) and the Expiration Date, the Fixed Rent and the periods covered thereby and such other information of a similar nature as the parties shall desire to memorialize, provided, however, that the absence of such a commencement agreement shall not be deemed a waiver of any of Tenant’s obligations under this Lease or an impairment of any of Landlord’s rights.

(e)       Tenant shall have the right to extend the Initial Term only in accordance with and subject to the provisions of Article 23.

(f)      The word “Term” shall mean the period of years (and/or portions thereof) that this Lease shall be in effect, which period of years (and/or portions thereof) shall be limited to the Initial Term plus the Extension Terms (as hereinafter defined) which Tenant has duly exercised pursuant to Article 23 hereof.

Section 1.03 - Use.

(a)      Tenant shall use the Premises only for general and executive offices and as a conference center with associated dining facility for United Technologies Corporation and its subsidiaries.

(b)      Notwithstanding anything to the contrary, no part of the Premises may be used for:

(i)	a billiard parlor or pool hall;

(ii)
a cafeteria, restaurant, bar, tavern, grill, catering facility, club cabaret, disco, amusement center, theatre, game room, arcade or any other establishment providing food or beverage for on-premises consumption or providing entertainment (except as provided in Section 1.03(a));

(iii)	any unlawful purpose or use;

(iv)	any use or purpose in violation of any certificate of occupancy, or its equivalent, covering the Premises as of the Commencement Date;

(v)	any use which may constitute a public or private nuisance or make voidable any insurance in force relating to the Premises;

(vi)	except in connection with ordinary kitchen exhaust, any use which creates or produces noxious odors, smoke, fumes, emissions, noise or vibrations;

(vii)	any use which poses a risk of causing pollution or contamination of the Premises or the soil, air or water, or poses any unreasonable risk of injury or impairment to life, health or safety; or

(viii)
the sale or display of pornographic material, which for the purposes of this Lease shall mean any written or pictorial matter with prurient appeal or any objects or instruments that are primarily concerned with lewd or prurient sexual activity, or any obscene material as defined in applicable law.

(ix)	a childcare center, day care center, children’s play area or other place of supervised or unsupervised care of children;

(x)	any bank, financial services, brokerage, savings and loan association or credit union use;

(xi)
an office, store, reading room, headquarters, center or other facility principally devoted or opposed to the promotion, advancement, representation, purpose or benefit of: (x) any political party, political movement or political candidate, or (y) any religion, religious group or religious denomination;

(xii)	any domestic governmental or municipal offices or any use in connection with a governmental agency which is generally open to the public;

(xiii)	occupancy by any foreign governmental agency, consulate or embassy which is or could be immune from in personam or subject matter jurisdiction in the courts of the state of New York; or

(xiv)	any medical related use.

(c)      Tenant shall not cause or permit any overloading of the floors, beams, joists or roof of the Improvements.

Section 1.04 – Parking Easement    Tenant shall be permitted to create access between the 4 Farm Springs Road parking lot and the 8 Farm Springs Road parking lot to allow for the flow of cars between the two (2) parking lots, provided that any such access or agreement related thereto is subject to Landlord’s reasonable approval.  Tenant agrees to restore this condition prior to the Expiration Date to Landlord’s satisfaction, unless otherwise permitted in writing by Landlord.

Article 2 - Rent

Section 2.01- Fixed Rent.

(a)      Fixed annual rent (hereinafter referred to as the “Fixed Rent”) shall be waived for the first twelve (12) months of the Initial Term (the “Abatement Period”), provided that no default by Tenant, shall have occurred during the Abatement Period, and that the abated Fixed Rent shall be recoverable by Landlord as damages under Section 13.04 of this Lease.  Subject to the foregoing, Fixed Rent shall be payable on the date (the “Fixed Rent Commencement Date”) that is twelve (12) months after the Commencement Date.  It is the parties’ intention that Fixed Rent shall be paid for fourteen (14) consecutive years during the Initial Term, commencing as of the end of the Abatement Period.

               (b)  Tenant covenants to pay Landlord the Fixed Rent during the Initial Term as follows:

(i)
For the first Lease Year (as hereinafter defined) of the Term, the Fixed Rent shall be One Million Three Hundred Seventy Two Thousand Five Hundred Eighty eight and 50/100 Dollars ($1,372,588.50) per annum ($114,382.38 per month);

(ii)	For the second Lease Year of the Term, the Fixed Rent shall be One Million Four Hundred Thousand Forty and 27/100 Dollars ($1,400,040.27) per annum ($116,670.02 per month);

(iii)	For the third Lease Year of the Term, the Fixed Rent shall be One Million Four Hundred Twenty Eight Thousand Forty One and 08/100 Dollars ($1,428,041.08) per annum ($119,003.42 per month);

(iv)	For the fourth Lease Year of the Term, the Fixed Rent shall be One Million Four Hundred Fifty Six Thousand Six Hundred One and 90/100 Dollars ($1,456,601.90) per annum ($121,383.49 per month);

(v)
For the fifth Lease Year of the Term, the Fixed Rent shall be One Million Four Hundred Eighty Five Thousand Seven Hundred Thirty Three and 93/100 Dollars ($1,485,733.93) per annum ($123,811.16 per month);

(vi)	For the sixth Lease Year of the Term, the Fixed Rent shall be One Million Five Hundred Fifteen Thousand Four Hundred Forty Eight and 61/100 Dollars ($1,515,448.61) per annum ($126,287.38 per month);

(vii)
For the seventh Lease Year of the Term, the Fixed Rent shall be One Million Five Hundred Forty Five Thousand Seven Hundred Fifty Seven and 59/100 Dollars ($1,545,757.59) per annum ($128,813.13 per month);

(viii)
For the eighth Lease Year of the Term, the Fixed Rent shall be One Million Five Hundred Seventy Six Thousand Six Hundred Seventy Two and 74/100 Dollars ($1,576,672.74) per annum ($131,389.39 per month);

(x)	For the tenth Lease Year of the Term, the Fixed Rent shall be One Million Six Hundred Forty Thousand Three Hundred Seventy and 32/100 Dollars ($1,640,370.32) per annum ($136,697.53 per month);

(xi)
For the eleventh Lease Year of the Term, the Fixed Rent shall be One Million Six Hundred Seventy Three Thousand One Hundred Seventy Seven and 72/100 Dollars ($1,673,177.72) per annum ($139,431.48 per month); and

(xii)	For the twelfth Lease Year of the Term, the Fixed Rent shall be One Million Seven Hundred Six Thousand Six Hundred Forty One and 28/100 Dollars ($1,706,641.28) per annum ($142,220.11 per month).

(xiii)
For the thirteenth Lease Year of the Term, the Fixed Rent shall be One Million Seven Hundred Forty Thousand Seven Hundred Seventy Four and 11/100 Dollars ($1,740,774.11) per annum ($145,064.51 per month).

(xiv)
For the fourteenth Lease Year of the Term, the Fixed Rent shall be One Million Seven Hundred Seventy Five Thousand Five Hundred Eighty Nine and 59/100 Dollars ($1,775,589.59) per annum ($147,965.80 per month).

(xv)	For the fifteenth Lease Year of the Term, the Fixed Rent shall be One Million Eight Hundred Eleven Thousand One Hundred and One and 38/100 Dollars ($1,811,101.38) per annum ($150,925.12 per month.

(c)      (i) The Fixed Rent for the eighth (8th) through fifteenth (15th) Lease Years were computed above based upon a two (2%) percent annual increase; however, the actual Fixed Rent for such period may be different, as described in Section 2.01(c)(ii);

(ii)  Fixed Rent for the eighth (8th) through fifteenth (15th) Lease Years, inclusive, shall increase annually by an amount equal to the “Consumer Price Index Increase” (as hereinafter defined) over the previous twelve (12) months with a minimum increase of one (1%) percent annually and a maximum increase of three (3%) percent annually.

            (iii)  “Consumer Price Index”  shall mean the Consumer Price Index for All Urban Consumers published by the Bureau of Labor Statistics of the U.S. Department of Labor New York-Northern New Jersey-Long Island, NY-NJ-CT-PA, All Items (1982-84 = 100), or any successor index thereto, appropriately adjusted.  In the event that the Consumer Price Index is converted to a different standard reference base or otherwise revised, the determination of adjustments provided for herein shall be made with the use of such conversion factor, formula or table for converting the Consumer Price Index as may be published by the Bureau of Labor Statistics or, if said Bureau shall not publish the same, then with the use of such conversion factor, formula or table as may be published by Prentice Hall, Inc., or any other nationally recognized publisher of similar statistical information.  If the Consumer Price Index ceases to be published, and there is no successor thereto, such other index as Landlord shall designate in writing shall be substituted for the Consumer Price Index.

(iv)  The “Consumer Price Index Increase” shall mean the percentage increase in the “Consumer Price Index” for the period specified.  The first Consumer Price Index Increase shall be computed by subtracting the Consumer Price Index for the month and year in which the first day of the eighth Lease year occurs, from the Index for the same month occurring in the ninth Lease Year, and dividing the difference by the Consumer Price Index in effect for the earlier date.  The Consumer Price Index Increase shall thereafter be calculated for each subsequent Lease Year on the same basis, except as otherwise provided in Section 23.04.  For example, if the Consumer Price Index for the month of July 2024 is 220, and the Consumer Price Index for the month of July 2025 is 225, then the Consumer Price Index Increase for such period shall be computed as follows:

Index for July 2025                                                                                   225
Less Index for July 2024                                                                          (220)

Difference                                                                                                  5

Difference divided by Index for July 2024                                                  (5/220) = 2.27%

Consumer Price Index Increase =                                                              2.27%

(d)      As used herein, the term “Lease Year” shall mean each period of twelve (12) successive calendar months as hereinafter set forth; provided, however, that the first Lease Year shall begin on the Commencement Date and end on the last day of the month following the month in which the first anniversary of the Commencement Date occurs.  The second Lease Year shall begin on the day following the end of the first Lease Year and shall end on the anniversary date of the end of the preceding Lease Year.  The third and each successive Lease Year shall commence on the anniversary date of the commencement of the preceding Lease Year and shall end on the anniversary date of the end of the preceding Lease Year.  (For example, if the Commencement Date is July 20, 2012, then the first Lease Year shall begin on July 20, 2012 and shall end on July 31, 2013; the second Lease Year shall begin on August 1, 2013 and shall end on July 31, 2014; and the third Lease Year shall begin on August 1, 2014 and end on July 31, 2015; etc., provided, however, that the final Lease Year shall end at 11:59 pm on the Expiration Date).

Section 2.02 - Monthly Payments.  From and after the Commencement Date, Fixed Rent shall be payable in monthly installments in advance on the first day of each month during the Term at the office of Landlord or at such other place as Landlord may designate in writing to Tenant, without previous demand therefor and without any abatement, reduction, setoff, counterclaim or deduction whatsoever (except as otherwise expressly provided in Section 2.01(a)).  Fixed Rent for the first full monthly period (i.e., $144,382.38) shall be payable within ten (10) days after Lease execution.

Section 2.03 - Proration of Fixed Rent.     If the Term of this Lease commences on other than the first day of a calendar month, then the installments of Fixed Rent for such month shall be prorated by multiplying the monthly installment by a fraction, the numerator of which shall be the number of days of the Term occurring in whole or in part during said commencement month, including the first and last days of the month, and the denominator of which shall be the number of days in said month.

Section 2.04 - Additional Rent.    All costs, charges and expenses (other than Fixed Rent and all adjustments and increases to Fixed Rent) which Tenant assumes, agrees or shall be obligated to pay to Landlord or to a third party on Landlord’s behalf pursuant to this Lease shall be deemed “Additional Rent” or “additional rent”, and, in the event of non-payment of Additional Rent, Landlord shall have all the same rights and remedies with respect thereto as are provided for herein or by applicable law in the case of non-payment of Fixed Rent.  Additional Rent shall be payable commencing as of the Commencement Date.  The term “Rent” shall include all Fixed Rent, Additional Rent and other charges which Tenant is obligated to pay pursuant to this Lease.

Section 2.05 - Manner of Payment of Rent.

(a)           Tenant covenants to pay the Fixed Rent as in this Lease provided, when due and without notice or demand, in lawful money of the United States which shall be legal tender in payment of all debts and dues, public and private, at the time of payment.  Tenant covenants to pay all additional rent when due and without notice or demand (except as specifically provided otherwise in this Lease) in lawful money of the United States which shall be legal tender in payment of all debts and dues, public and private, at the time of payment.  Tenant shall provide Landlord with acceptable written proof of payment of Fixed Rent and additional rent within five (5) days after request.  Landlord may from time-to-time, but shall not be obligated to, send statements, reminder notices, rent bills or other communications to Tenant regarding the payment of Fixed Rent and additional rent (all of the foregoing are individually and collectively referred to as a “Statement”).  Tenant expressly agrees that, notwithstanding the manner of service or the title of any Statement, the same shall not be a condition for the payment of the Fixed Rent or additional rent (except as specifically provided otherwise in this Lease), shall be given as a courtesy to Tenant, and the giving of same by Landlord, or Landlord’s failure to provide same to Tenant, shall not limit or impair any rights of Landlord or obligations of Tenant concerning the Fixed Rent or additional rent.  If any check in payment of Fixed Rent or additional rent is not received within ten (10) days after the due date of such Fixed Rent or additional rent, Tenant shall also pay Landlord (i) a late fee equal to twelve percent (12%) per annum of the amount overdue, compounded monthly.  Such late fee shall be in addition to any other right or remedy hereunder and shall be due and payable as additional rent within twenty (20) days following Landlord’s written demand, or if not demanded, together with the next installment of Fixed Rent coming due.  Upon default in payment by Tenant of any of the aforementioned charges, Landlord shall have all the rights and remedies as are provided for upon default of the Fixed Rent.

(i)
If any Fixed Rent or additional rent shall be overdue for a period of twenty (20) days or more, then the term “Default Rate” shall mean interest computed on all amounts which are overdue at the rate equal to the lesser of

(A)
Seven percent (7%) over the then prevailing prime rate of interest (which, for the purposes hereof, includes any equivalent or successor interest rate to the prime rate, however the same may be denominated) of Citibank N.A. or if Citibank, N.A. shall not then have an established prime rate, or the prime rate of any major banking institution doing business in New York City, as selected by Landlord, and

(B)	the maximum rate allowed by law,

for the period from when such Fixed Rent or additional rent was first due until the date paid in full.

(b)      The foregoing obligations on the part of Tenant shall not preclude the simultaneous or subsequent exercise by Landlord of any and all other rights or remedies provided for in this Lease or now or hereafter existing at law or in equity or by statute or otherwise.  No payment by Tenant or receipt by Landlord of a lesser amount than the Fixed Rent or additional rent herein stipulated shall be deemed to be other than on account of the earliest stipulated Fixed Rent or additional rent (unless Landlord shall otherwise elect in writing), nor shall any endorsement or statement on any check or in any letter accompanying any check or payment, as Fixed Rent or additional rent, be deemed an accord and satisfaction, and Landlord may accept such check or payment without prejudice to Landlord's right to recover the balance of such Fixed Rent and additional rent or pursue any other remedy provided, at law or in equity.

          Section 2.06 - Payment to Lockbox.    If Landlord shall direct Tenant to pay Fixed Rent or additional rent to a “lockbox” or other depository whereby checks or electronic fund transfers issued in payment of Fixed Rent or additional rent (or both, as the case may be) are initially cashed or deposited by a person or entity other than Landlord (albeit on Landlord's authority), then, for any and all purposes under this Lease:   (i) Landlord shall not be deemed to have accepted such payment until ten (10) days after the date on which Landlord shall have actually received such funds, and (ii) Landlord shall be deemed to have accepted such payment if (and only if) within said ten (10) day period, Landlord shall not have refunded (or attempted to refund) such payment to Tenant.   Nothing contained in the immediately preceding sentence shall be construed to place Tenant in default of Tenant's obligation to pay Rent or trigger any late fees or Interest at the Default Rate if and for so long as Tenant shall timely pay the Rent required pursuant to this Lease in the manner designated by Landlord.

Section 2.07 - Rent Regulations.    If all or any part of the Fixed Rent or additional rent shall at any time become uncollectible, reduced or required to be refunded by virtue of any Laws and Ordinances (including rent control or stabilization laws, however denominated), then for the period prescribed by said Laws and Ordinances, Tenant shall pay to Landlord the maximum amounts permitted pursuant to said Laws and Ordinances (but in no event to exceed the amounts which would otherwise be due and payable under this Lease as if such Laws and Ordinances were not in effect), and Tenant shall execute and deliver such agreement(s) and take such other steps as Landlord may reasonably request to permit Landlord to collect the maximum Rent which, from time-to-time during the continuance of such legal rent restriction, may be legally permissible (and not in excess of the amounts then reserved therefor under this Lease).  Upon the expiration or other legal termination of the applicable period of time during which such amounts shall be uncollectible, reduced or refunded:  (a) the Fixed Rent and additional rent shall become and shall thereafter be payable in accordance with the amounts reserved herein for the periods following such expiration or termination, and (b) Tenant shall pay to Landlord as additional rent, within thirty (30) days after demand or such longer period as is legally permissible if thirty (30) days shall not be lawful, all uncollected, reduced or refunded amounts that would have been payable for the above-said period absent such Laws and Ordinances.

Section 2.08 - Net Lease.    This Lease is intended to be, and shall be construed as, a net lease, except as otherwise expressly provided in this Lease.  Except as otherwise expressly provided in this Lease, any present or future law to the contrary notwithstanding, this Lease shall not terminate, nor shall Tenant be entitled to any abatement, reduction, set-off, counterclaim, defense or deduction with respect to any Fixed Rent, additional rent or other sum payable hereunder, nor shall the obligations of Tenant hereunder be affected by reason of:  (i) any damage to or destruction of the Premises; (ii) any taking of the Premises or any part thereof by condemnation or otherwise; (iii) any prohibition, limitation, restriction or prevention of Tenant’s use, occupancy or enjoyment of the Premises, or any interference with such use, occupancy or enjoyment by any person; any default by Landlord hereunder or under any other agreement; (iv) the impossibility or illegality of performance by Landlord, Tenant or both; (vi) any action of any governmental authority; or (vi) any other cause whether similar or dissimilar to the foregoing.  The parties intend that the obligations of Tenant hereunder shall be separate and independent covenants and agreements and shall continue unaffected unless such obligations shall have been modified or terminated pursuant to an express provision of this Lease.  Tenant shall remain obligated under this Lease in accordance with its terms and shall not take any action to terminate, rescind or avoid this Lease, notwithstanding any bankruptcy, insolvency, reorganization, liquidation, dissolution or other proceeding affecting Landlord or any assignee of Landlord or any action with respect to this Lease which may be taken by any trustee, receiver or liquidator or by any court.  Except as otherwise expressly provided in this Lease, Tenant waives all rights to terminate or surrender this Lease, or to any abatement or deferment of Fixed Rent, additional rent or other sums payable hereunder.

Section 2.09 – Landlord’s Work.  Landlord shall not be obligated to perform any work to the Premises, except for those items (“Landlord’s Work”) specifically set forth in Schedule C, which shall be performed with reasonable promptness, and no later than ninety (90) days after the date that possession of the Premises is delivered to Landlord by the existing tenant, subject to force majeure.  The date of delivery of possession of the Premises to Tenant shall not be affected by the pendency of the performance of Landlord’s Work.

Section 2.10 – Landlord’s Work Allowance   Within two (2) days after the Commencement Date, Landlord shall pay to Tenant (“Landlord’s Work Allowance”) the sum of Three Million Eight Hundred Thirty-Two Thousand Six Hundred Twenty and 00/100 ($3,832,620.00) Dollars, to be applied toward all hard and soft costs (including, but not limited to, telecom/data cabling, architectural, engineering, consultant and permitting/filing fees, relocation of existing furniture, etc.) incurred in the performance of work to be performed by Tenant in the Premises (“Tenant’s Work”).

Article 3 – Impositions, Operating Expenses and Utilities

Section 3.01 - Impositions.

(a)      Tenant shall, from and after the Commencement Date, pay and discharge any and all “Impositions” (hereinafter defined), which accrue or become due and payable for any period from and after the Commencement Date through and including the end of the Term.

(b)      As used herein, but subject to subsection (d) below, the term “Impositions” (singularly, an “Imposition”) shall mean all real estate taxes, assessments, property taxes, excise taxes, business and occupation taxes, water and sewer charges and rents, sales and use taxes, including governmental impositions and charges of every kind and nature whatsoever, whether ordinary or extraordinary, general or special, foreseen or unforeseen, or similar or dissimilar to any of the foregoing , including specifically, but without limitation:

(i)	any tax, assessment or other governmental charge of any kind which at any time during the Term may be assessed, levied, imposed upon or become due and payable with respect to the Premises;

(ii)	any tax or charge for fire protection, refuse collection, sewer, water, streets, sidewalks or road maintenance or other services provided to the Premises by any governmental or public agency; and

(iii)	any tax replacing or supplementing in while or in part any tax levy, assessment or charge previously included with in the definition of Impositions under this Lease.

(c)      If any assessment for public improvements is levied against the Premises, Landlord shall be deemed to have elected to pay such assessment in the maximum number of installments then permitted by law (whether or not Landlord actually so elects), and Tenant shall pay the installments payable during or attributable to the Term, together with any interest due as a result of the installment payments.  Any installment for a period during which the Commencement Date or Expiration Date occurs shall be prorated in accordance with Section 3.02.

(d)      Notwithstanding the foregoing, nothing in this Lease shall require Tenant to pay Landlord’s federal or state income, excess profits, franchise, succession, transfer, gift, inheritance or estate taxes.

Section 3.02- Payment of Impositions.  As additional rent during the Term, Tenant shall, from and after the Commencement Date, pay the Impositions to the applicable taxing authority pursuant to Section 3.03, except that all Impositions for the year in which the Commencement Date occurs, as well as during the Lease Year in which the Term of this Lease expires or earlier terminates, shall be apportioned as of the Commencement Date or the Expiration Date, as the case may be, so that the Tenant shall pay its proportionate share of the Impositions which are payable in the year in which the Commencement Date occurs (apportioned as of the Commencement Date) and in the Lease Year in which the Term expires or earlier terminates, and Landlord shall likewise pay its proportionate share.  Upon written request of Landlord, Tenant shall be required to pay all Impositions to any Mortgagee (as hereinafter defined).

Section 3.03- Direct Payment of Impositions.

(a)      Except as hereinafter set forth, Tenant shall timely pay to the applicable taxing authority all Impositions and provide proof thereof promptly to Landlord.

(b)      If Tenant shall default in the timely payment of any Impositions then, in addition to any other sums which may be due Landlord and in addition to any other right or remedy that Landlord may have, Tenant shall pay all penalty, interest and other sums incurred by Landlord as result of Landlord’s late payment of the Imposition, which additional sum shall be additional rent hereunder.

          Section 3.04  - Tenant’s Right to Contest.  Tenant shall have the right, at its expense, by appropriate proceedings (a “Tax Cert Proceeding”), to protest or contest any assessment or reassessment of the Premises for real estate taxes, or any special assessment, or the validity of either, or of any change in the assessment of the Premises or tax rate, at Tenant’s expense, provided that at no time shall the payment of any Imposition be deferred or remain unpaid beyond the original due date of such Imposition.  Landlord shall reasonably cooperate with Tenant at no cost to Landlord, and, if necessary, join with Tenant in any Tax Cert Proceeding and shall supply to Tenant, upon request, such information and supporting documents as may be reasonably requested by Tenant.  Tenant shall be entitled to any tax refund resulting from such proceedings attributable to the Term of this Lease.  Any tax refunds attributable to the period before or after the Term shall be the property of Landlord, reduced by an allocable portion of the expenses incurred by Tenant in obtaining such refunds.  Tenant shall not have the right to institute any Tax Cert Proceeding for the calendar year in which the last Lease Year of the Term or last Lease Year of any Extension Term expires unless Tenant has then exercised its option to extend the term for the next Extension Term, if any.

Section 3.05 - Utilities.  Landlord shall not be required to furnish Tenant or the Premises with any utility service, including, without limitation, light, parking lot lighting, heat, power, water, telephone, gas, electric, telecommunications, sewer, drainage, carting, steam or other utility or facility, however denominated.  Tenant shall contract for and fully and promptly pay for all of the foregoing and shall keep the Premises free and clear from any lien or charge for the same.

Article 4 - Insurance

Section 4.01 - Insurance.

(a)      Tenant shall procure and maintain, at Tenant’s expense, (i) insurance covering all risk of physical loss or damage to the Improvements in the full amount of their replacement value (including agreed amount endorsement (such policy shall provide protection against all perils included within the classification of fire, extended coverage, vandalism, malicious mischief, special extended perils, including demolition and increased cost of construction, water damage, sprinkler leakage, earth movement, backup of sewers and drains, and any other perils which Landlord or Landlord’s Mortgagee deems necessary); (ii) insurance against loss or damage by boiler or machinery or internal explosion or breakdown of boilers, equipment or electrical appurtenances, in an amount reasonably required by Landlord or any Landlord’s Mortgagee; (iii) insurance against breakage of all plate glass on the Premises; and (iv) such other insurance as Landlord may reasonably require.  Landlord and Landlord’s Mortgagee shall be named as loss payee on such property coverage, as its interest may appear; and

(b)      Tenant shall procure and maintain, at its own expense, the insurance coverage identified on Schedule E, including without limitation, Loss of Rents and Business Interruption Insurance as specified in Schedule E(1).

            (c)   At any time prior to undertaking and during the duration of any construction or alteration of any Improvements on the Premises, including the completion of a “Casualty Restoration” (hereinafter defined), Tenant shall provide Builder’s Risk All Risk Non-Reporting property insurance for the full replacement value of such work and construction of Improvements, with Replacement Cost and Agreed Amount endorsements.

(d)      The insurance required in Section 4.01(b) shall include Landlord and its managing agent as additional insureds as their interests may appear.  A certificate of insurance shall be provided to Landlord prior to the Commencement Date and upon renewals thereto.

(e)      Landlord and Tenant shall each obtain for each property insurance policy procured by it regarding the Premises or any property located thereon, an appropriate clause therein or endorsement thereto pursuant to which each such insurance company waives its subrogation rights against Landlord and Tenant.

(f)      The insurance required in Section 4.01(b) may not be cancelled without thirty (30) days prior written notice to Landlord.

Section 4.02- Binding on Subtenants.                                                                                  In the event of any sublease or occupancy (by a person other than Tenant) of all or a portion of the Demised Premises, irrespective of whether permitted by this Lease or made in violation thereof, all of the covenants and obligations on the part of Tenant set forth in this Article 4 shall bind and be fully applicable to the subtenant or occupant (as if such subtenant or occupant were Tenant hereunder) for the benefit of Tenant and Landlord, but nothing contained herein shall be deemed a consent to such subletting if in contradiction of the terms of this Lease.

Article 5 - Casualty

Section 5.01 - Damage to Improvements.

(a)      If any Improvements shall be destroyed or damaged by any cause whatsoever, Tenant shall promptly notify Landlord and Landlord, to the extent of the receipt by Landlord of any and all Casualty Proceeds (as hereinafter defined) and provided that (i) Tenant shall not then be in default beyond any applicable grace and cure periods, or during the Casualty Restoration, shall restore, repair, replace or rebuild  (collectively, a “Casualty Restoration”) the same as nearly as possible to their condition existing as of the Commencement Date.  Landlord shall be entitled to recover the proceeds issued by any insurance company as a result of the casualty (“Casualty Proceeds”), and the Overhead Amount (as defined in Section 13.10 herein) multiplied by the amount of the Casualty Proceeds.  Landlord shall have no obligation to restore any Improvements installed after the Commencement Date, or any equipment, furniture, furnishings or other personal property of Tenant.

           (b)    Notwithstanding the provisions of Section 5.01(a) to the contrary, if all or substantially all of the Improvements existing as of the Commencement Date are destroyed at a time when there is fewer than one (1) year remaining in the Initial Term, but excluding any unexercised renewal Options), then at Tenant’s option, to be exercised by notice given within thirty (30) days following the casualty, this Lease shall be terminated effective as of the date such notice is given, whereupon, Landlord shall be released from its obligation to repair or restore the Premises, provided that an amount equal to all Casualty Proceeds paid or payable to Landlord (or which would have been payable had Tenant not self-insured) for the Premises shall be paid to Landlord free of any claim by Tenant, and Tenant shall pay Landlord the amount of any deductible or retention limit under the applicable policy or policies, all as conditions to the release of Tenant’s obligations accruing after the Lease termination.

Section 5.02 –Abatement of Rent.    Except as otherwise set forth in Section 5.01(b), no destruction of or damage to the Demised Premises, or to any Improvement, furniture, furnishings, fixtures, equipment or other property, shall permit Tenant to surrender this Lease or shall relieve Tenant from its liability to pay the full Fixed Rent or additional rent payable under this Lease or from any of its other obligations under this Lease.  Tenant waives any rights now or hereafter conferred upon it by statute or otherwise to quit or surrender this Lease or the Demised Premises or to any suspension, abatement or reduction of any Rent on account of any such destruction or damage.

Section 5.03- Lease Supersedes. This Lease shall be considered an express agreement governing any case of damage to or destruction of the Demised Premises or any part thereof by fire or other casualty, and now or hereafter in force, are hereby waived by Tenant and shall have no application in such case.

Article 6 – Alterations and Improvements

Section 6.01 – Alterations and Improvements.

(a)      Tenant  may make from time to time, at its own expense, such alterations, additions and improvements in and to the Premises (“Alterations”)  as it may deem necessary or desirable, provided, however, that Tenant shall not make any alterations or additions to the Premises which (i) cost more than $50,000 or (ii) affect the exterior of the Premises or its structural components, the roof, parking structure, or HVAC, sanitary, electrical, plumbing, mechanical or other systems (each a “Structural Alteration”), without the prior written consent of Landlord in each instance, which consent may be withheld, delayed or conditioned in the sole discretion of Landlord.  Tenant may make decorative or cosmetic Alterations, or non-Structural Alterations costing less than fifty thousand ($50,000) dollars, on prior written notice to Landlord, but without Landlord consent. Tenant shall submit to Landlord detailed plans and specifications for non-Structural Alterations requiring Landlord’s consent, which shall not be unreasonably withheld, conditioned or delayed, such consent to be given within fifteen (15) business days of receipt of completed plans, specifications and other information as Landlord may reasonably require.  If Landlord fails to respond to Tenant’s request for consent within such fifteen (15) business day period, Tenant may give Landlord a notice of such failure stating that if Landlord fails within five (5) business days after the giving of such notice to consent or deny consent to such proposed Alterations, Landlord shall be deemed to have consented to same, and if Landlord fails to consent or deny consent within such 5 business day period, Landlord shall be deemed to have consented to such non-Structural Alterations.  All Alterations shall be accomplished in accordance with the following conditions:

(i)
Tenant shall procure all governmental permits and authorizations for the Alterations, and obtain and provide to Landlord an official certificate of occupancy and/or compliance upon completion of the Alterations, together with certificates of electrical and plumbing inspection and a complete reproducible set of as built plans and survey of the Premises (Landlord shall execute such documents as may be reasonably required in connection with the foregoing and Landlord shall otherwise cooperate with Tenant at no cost to Landlord in connection with obtaining the foregoing);

(ii)
Tenant shall arrange for extension of the general liability insurance provided for in Article 4 to apply to the construction of the Alterations.  Further, Tenant shall procure and maintain Builder’s Risk Casualty Insurance in the amount of the full replacement cost of the Alterations and statutory Workers Compensation Insurance covering persons employed in connection with the work.  All such insurance shall conform to the requirements of Article 4; and

(iii)	Tenant shall construct the Alterations in a good and workmanlike manner utilizing new materials of first class quality and in compliance with all laws and governmental regulations.

(b)      Landlord shall not be required to consent to any Alteration if such Alteration:

(i)	is inconsistent with the uses of the Premises permitted under this Lease;

(ii)	will diminish the value of the Improvements or Premises;

(iii)	is a Structural Alteration;

(iv)
shall cause an increase in the number of parking spaces required for the Building to comply with Laws and Ordinances as of right without resort to a variance or other zoning relief, however denominated;

(v)	will change the footprint or roof height of the Building on the Land, or

(vi)	shall result in the removal of any part of the exterior walls other than openings for doors and windows.

(c)      Upon termination of this Lease, except as otherwise provided in this Section 6.01(c), all Alterations shall be the property of Landlord, unless Landlord shall have required Tenant to remove any Alterations in its written consent to such Alterations, provided that Tenant had requested Landlord’s permission not to remove or restore such Alterations in its request.  Except as set forth in the next sentence, Tenant shall not be required to restore its initial Alterations in the Demised Premises so long as the hard-walled office space on any floor does not exceed fifty percent (50%) of the space on such floor.  The installation of any “specialty” Alterations (e.g. inter-floor staircases, vaults) shall be subject to prior written approval of Landlord, and shall be required to be restored unless specifically provided otherwise in writing by Landlord.

(d)      Notwithstanding the foregoing, Landlord agrees to advise Tenant in response to written request, whether an Alteration requiring Landlord approval will be required to be removed or not prior to the termination of this Lease, provided that Tenant shall not be released of its obligations to remove the specific items identified in Section 19.01.

Section 6.02 - Premises Free of Liens.

(a)      Tenant shall not create or permit to be created any lien, encumbrance or charge (including any mechanic's, laborer's or materialman’s lien, conditional sale, title retention agreement or otherwise) which might be or become a lien, encumbrance or charge upon the Demised Premises or any part of the income therefrom, and Tenant shall not suffer any other matter or thing whereby the estate, rights and interest of Landlord in the Demised Premises or any part thereof might be impaired. Tenant shall take all steps to prevent the imposition of such a lien, encumbrance or charge on the Demised Premises.

(b)      If any lien, encumbrance or charge shall at any time be filed against the Demised Premises or any part thereof as a result of the actions of Tenant or those for whom Tenant is legally responsible, then Tenant, within twenty (20) days after the filing thereof, and at Tenant's own cost and expense, shall cause the same to be discharged of record by bonding or otherwise and Tenant shall indemnify Landlord against and defend and hold Landlord harmless from and against all loss, liability, cost and expense including reasonable attorneys' fees and disbursements, resulting from Tenant's  failure to so discharge said lien, encumbrance or charge.  If Tenant shall fail to cause such lien to be discharged within the aforesaid period, then, in addition to any other right or remedy Landlord may, but shall not be obligated to, discharge the same either by paying the amount claimed to be due or by procuring the discharge of such lien by deposit or by bonding proceedings, and in any such event Landlord shall be entitled, if Landlord so elects, to compel the prosecution of an action for the foreclosure of such lien by the lienor and to pay the amount of the judgment in  favor of  the  lienor with  interest, costs and allowances.  Any amount so paid by Landlord and all costs and expenses incurred by Landlord in connection therewith, together with interest thereon at the Default Rate, shall constitute additional rent  payable by Tenant under this Lease.

Section 6.03 - Potential Lienors Take Notice.

(a)      Nothing contained in this Lease shall be deemed or construed in any way as constituting the consent or request of Landlord, express or implied by inference or otherwise, to any contractor, subcontractor,  laborer  or  materialman  for  the performance of any labor or the furnishing of labor or materials for the specific improvement, alteration to or repair of the Demised Premises or any part thereof, nor as giving Tenant any right, power or authority to contract for or permit the rendering of any services or the furnishing of any materials that would give rise to the filing of any lien against the Demised Premises or any part thereof. Notice is hereby given that Landlord shall not be liable for any work performed or to be performed at the Demised Premises for Tenant or any subtenant, or for any materials furnished or to be furnished at the Demised Premises for Tenant or any subtenant upon credit, and that no mechanic's or other lien for such work or materials shall attach to or affect the estate or interest of Landlord in and to the Demised Premises.  Landlord shall have the right (but shall have no obligation) to post and keep posted on the Demised Premises any notices for the protection of Landlord and/or the Demised Premises from any lien.

(b)      Tenant shall have no power to do any act or make any contract which may create or be the foundation for any lien, mortgage or other encumbrance upon the reversion or other estate of Landlord or of any interest of Landlord in the Demised Premises.

Article 7 - Maintenance and Repair

Section 7.01 - Maintenance and Repair.

(a)      Tenant shall be responsible for the maintenance and repair of the Premises (including all non-structural, exterior, parking garage and deck (subsequent to the performance of Landlord’s Work as to the parking deck), interior areas, and HVAC, sanitary, electrical, plumbing, mechanical and other systems and equipment) in working order, condition and repair during the Term. Landlord shall be responsible for the replacement of (i) the structural aspects of the roof, foundation, floor slab, exterior walls, parking garage and deck, and (ii) sanitary, electrical, plumbing, mechanical and other systems and equipment (excluding appliances, and the HVAC system and equipment referred to in (x) below, other than the Boilers (as hereinafter defined)), except to the extent caused by (y) the negligence or willful acts of Tenant, its employees, agents, representatives, invitees, contractors and any other party acting through or on behalf of Tenant, or any such party in connection with installation of HVAC equipment, or other work any such party may perform on the roof, or (z) the failure of Tenant to perform its maintenance and repair obligations under this Section 7.01(a), in either of which event Tenant shall be responsible for the replacement of such items defined in (i) and (ii) above, without the limitations included therein.  Notwithstanding the foregoing, Tenant shall be responsible for the replacement of (x) the HVAC system and equipment, other than the two (2) Fulton condensing boilers (the “Boilers”), and (y) the elevator system and equipment. All replacements, maintenance and repairs shall be performed in a good workmanlike manner.  All of Tenant’s obligations to replace, maintain and repair the Premises shall be accomplished at Tenant’s sole expense.  Notwithstanding the foregoing, in the event that, after removal of the existing cooling towers on the roof by or on behalf of Tenant in order to install HVAC equipment, it is discovered for the first time that a portion of the roof which was impossible to inspect prior to the removal of the cooling towers, is in a state of disrepair such that leaks from the cooling towers had damaged the roof and was the sole cause of such damage, then Landlord shall promptly repair the damage to the roof caused by the leaks, or at Landlord’s option, credit Tenant for the cost thereof.

(b)      Tenant shall keep and maintain all portions of the Premises in an attractive and clean condition.

(c)      Tenant shall perform, at Tenant’s expense, snow removal and other maintenance of the parking area located on the Premises.

(d)      Notwithstanding the provisions of Sections 7.01(a), (b) and (c),

(i)
In the event Landlord is responsible to make replacements as required in Section 7.01(a) to items (“Landlord Replacement Items”) other than the foundation, floor slab or exterior walls or parking garage and deck, during the Initial Term, except to the extent caused by the negligence or willful acts of Tenant, its employees, agents, representatives, invitees, contractors and any other party acting through or on behalf of Tenant, or otherwise caused by any such party in connection with installation of HVAC equipment or the Boilers, or other work any such party may perform as to the Landlord Replacement Items, Landlord will replace the same and calculate the annual amortized cost over the useful life, and Tenant shall pay as additional rent, the annual amortized cost of such installation over the balance of the Term (including the Extension Terms if exercised by Tenant pursuant to Article 23). For example, if the Landlord Replacement Items need to be replaced in the fifth Lease Year, and the useful life of the Landlord Replacement Items shall be twenty (20) years and the cost thereof is $600,000, then Tenant shall pay as additional rent the sum of $30,000 per year (as equitably apportioned in the Lease Year in which the expense was incurred), plus an additional $30,000 per year in the event Tenant duly exercises its Extension Options (as defined in Section 23.01).  In addition to the foregoing, Tenant shall pay to Landlord as additional rent, at the time of the replacement of the Landlord Replacement Items, the incremental cost to Landlord incurred in replacing the Landlord Replacement Items resulting from the installation of any equipment by or on behalf of Tenant with respect to the Landlord Replacement Items, subsequent to the Commencement Date.

(ii)
Landlord’s reasonable determination of the need for replacement or repair shall govern the provisions of this Section 7.01(d).  Each party shall derive the benefit of any manufacturer’s guaranties and warranties for equipment installed pursuant to this Section 7.01(d).

(iii)	The payments required to be made by Tenant under Section 7.01(d) shall be payable contemporaneously with the immediately succeeding installment of Fixed Rent payable under this Lease.

Section 7.02- Compliance with Laws and Ordinances.

(a)      Tenant shall, at its own cost and expense promptly observe and comply with all requirements of all Laws and Ordinances affecting the Demised Premises or any part thereof, or Tenant’s use thereof, whether the same are in force on the date hereof or may in the future be passed, enacted or directed.  Tenant shall not do, and shall not permit persons holding by, under or through Tenant to do, any act or thing in or upon the Demised Premises which will invalidate or be in conflict with the certificate of occupancy for the Demised Premises or violate any Laws and Ordinances.

(b)      If Tenant shall receive notice of any violation of any Laws and Ordinances applicable to the Demised Premises, Tenant shall give prompt notice thereof to Landlord and irrespective of whether such Laws and Ordinances ascribe responsibility for compliance upon Landlord or Tenant, immediately cure and remove all such violations in accordance with Section 7.02(a) and as otherwise required under this Lease. Notwithstanding the foregoing, Landlord shall be responsible, and Tenant shall not be responsible, to cure violations or conditions arising prior to the Commencement Date provided that (i) such conditions are latent and could not be reasonably discovered; and (ii) such conditions are the sole cause for a material delay in Tenant’s acquisition of a certificate of occupancy.  Landlord shall have no obligations with respect to any such conditions, or other conditions or violations, caused or arising out of Tenant’s Alterations, or work reflected in Tenant’s Plans.

Section 7.03 - Licenses and Permits.  If any license, permit or registration shall be required for the proper and lawful conduct of Tenant's business or its maintenance or operation of the Premises or any Improvements, and if the failure to secure such license, permit or registration would, in any way, adversely affect the Demised Premises or Landlord’s rights, obligations or liabilities arising out of or in connection with the Demised Premises, then Tenant, at Tenant's expense, shall  promptly procure  and  thereafter maintain,  submit  for inspection by Landlord, and at all times comply with the terms and conditions of, each such license, permit or registration.

Section 7.04  – Intentionally Omitted.

Section 7.05 - Covenant Against Waste.  Tenant covenants and agrees not to suffer, permit or commit any waste, nor to allow, suffer or permit any odors, vapors, steam, water, vibrations, noises or undesirable effects to emanate from the Demised Premises or any apparatus, equipment or installation therein or otherwise to allow, suffer or permit the Demised Premises or any use thereof to constitute a nuisance.

Section 7.06 - Landlord’s Remedies.  If Tenant shall fail to maintain the Premises as required by this Lease, or comply with Laws and Ordinances within the applicable notice and cure periods set forth in this Lease, and such failure or non-compliance is material and adversely affects other tenants or other parties, or there is a substantial risk thereof, then Landlord shall have the right, in addition to any other right or remedy available to the Landlord (but without any obligation on the part of the Landlord to do so) to enter upon the Demised Premises for the purpose of rectifying the condition thereof and restoring the Demised Premises to the condition required hereunder, subject to the provisions of this Section.  All sums expended by Landlord pursuant to this Section, plus the Overhead Amount (as hereinafter defined) shall be paid by Tenant to Landlord, with interest thereon at the Default Rate, and shall be additional rent. Landlord will (i) use reasonable efforts to avoid interference with Tenant’s business operations, (ii) abide by Tenant’s reasonable security procedures, and (iii) to the extent commercially practicable, provide notice to Tenant of Landlord’s entry upon the Demised Premises and provide Tenant reasonable opportunity to have a representative present during the period of Landlord’s entry.  The provisions of this Section 7.06 shall survive the expiration or earlier termination of this Lease.

Section 7.07 – Landlord’s Access (Pre-demolition).   Tenant shall permit Landlord and/or its representatives to have access to the Premises to inspect and photograph the Premises prior to any demolition or Alterations performed by or on behalf of Tenant.  Such access shall be on reasonable notice to Tenant and shall be completed within five (5) business days after access is provided.

Article 8 - Assignment and Subletting

          Section 8.01 - Consent to Assignment and Subletting.  As a material inducement to Landlord to enter into this Lease, Tenant covenants and agrees, for Tenant and Tenant's heirs, distributees, executors, administrators, legal representatives, successors and assigns, that neither this Lease nor the Term and estate hereby granted, nor any part hereof or thereof, will be assigned, or advertised for assignment, or otherwise transferred, by operation of law or otherwise, and that neither the Demised Premises, nor any part thereof, will be sublet or occupied by anyone other than Tenant, including, licensees and concessionaires, or for any purpose other than as hereinbefore set forth, without the prior written consent of Landlord, which shall not be unreasonably withheld, conditioned or delayed.  Landlord’s approval shall be deemed granted unless, within ten (10) business days after Tenant has requested Landlord’s approval, Landlord disapproves such request in writing specifying the reasons therefor.  The direct or indirect transfer of fifty percent (50%) or more (aggregating all prior transfers) of (i) the shares of a corporate tenant (other than transfers of shares effected on a nationally recognized stock exchange or over-the-counter market), or (ii) the shares of any corporation  (other than  transfers  of  shares  effected  on  a nationally recognized stock exchange or over-the-counter market) of which Tenant is an immediate or remote subsidiary, or (iii) the partnership interests of a partnership tenant, or (iv) the membership interests of a tenant which is organized as a limited liability company, in each case including transfers by operation of law, and including a related or unrelated series of transactions, shall be deemed an assignment of this Lease for the purposes of this Article.  Issuance of new corporate shares or partnership interests by the corporation or partnership (other than the issuance of shares to be sold on a nationally recognized stock exchange or over-the-counter market by a corporation or the admission of additional members in a limited liability company, shall be deemed to be a "transfer" for the purposes hereof).  Notwithstanding the foregoing, Tenant may utilize the Demised Premises on a temporary, occasional basis as a “leadership” conference center which may be attended by third parties, who may pay a relatively nominal amount for that usage, which Landlord agrees shall not be subject to Section 8.03.  Tenant shall keep Landlord reasonably apprised of such usage of the Demised Premises.

Section 8.02- Permitted Sublettings and Assignments.  Notwithstanding anything to the contrary contained in Section 8.01, provided that there shall not be an Event of Default and the named Tenant shall be in occupancy of the Premises:

(a)      Landlord’s consent shall not be required for an assignment of this Lease or a subletting (in whole and not in part) of the Premises to any entity which controls, is controlled by or is under common control with Tenant (“control” meaning the direct or indirect ownership of thirty percent (30%) or more of all classes of voting interests or the authority to direct day-to-day decisions), or to any entity resulting from the merger of or consolidation with Tenant, or to any entity that acquires all or substantially all of Tenant’s assets, provided that Landlord receives at least twenty (20) days prior written notice of such assignment or subletting, and such assignee shall assume all of Tenant’s obligations under this Lease and shall be of sufficient financial wherewithal to perform Tenant’s obligations under the Lease considering the economics of this Lease;

          (b)    As a condition of any assignment or sublease requiring Landlord’s prior consent Tenant shall notify Landlord, in writing, of any such proposed assignment or sublease not less than twenty (20) days prior to the date on which the proposed assignment or sublease is to become effective.  Tenant shall also submit to Landlord the name, principal business address, and nature of business of the proposed assignee or sublessee; and the details of the proposed assignment or subletting, including an executed copy of the letter of intent for the proposed assignment or sublease and any other information reasonably required by Landlord (collectively, a “Transfer Notice”).

(c)    The Transfer Notice shall be deemed an offer from Tenant to Landlord whereby Landlord (or Landlord’s designee) may, at Landlord’s option (the “Recapture Option”), (i) have this Lease assigned to it or terminate this Lease (if the proposed transaction is an assignment or a sublease of all or substantially all of the Demised Premises or a sublease of a portion of the Demised Premises which, when aggregated with other subleases then in effect, covers all or substantially all of the Demised Premises); or (ii) terminate this Lease with respect to the space covered by the proposed sublease (if the proposed transaction is a sublease of part of the Demised Premises). The Recapture Option may be exercised by Landlord by notice to Tenant within sixty (60) days after Landlord’s receipt of a Transfer Notice, together with all information required pursuant to Section 8.02(b), has been given by Tenant to Landlord.

(d)           If Landlord exercises either of its options under Section 8.02(c)(i) or (ii), this Lease shall terminate, or shall be assigned to Landlord (or its designee), as the case may be, effective as of the proposed assignment or sublease commencement date specified in the applicable Transfer Notice. Thereupon, (1) all Fixed Rent and Additional Rent shall be paid and apportioned to such date, and thereafter, and (2) Tenant shall surrender the subject space in the condition required under this Lease upon the expiration or earlier termination of this Lease.

(e)           If Landlord exercises its Recapture Option to have this Lease assigned to it (or its designee), then Tenant shall assign this Lease to Landlord (or Landlord’s designee) by an assignment in form and substance reasonably satisfactory to Landlord, effective on the proposed assignment or sublease commencement date specified in the applicable Transfer Notice.  Tenant shall not be entitled to consideration or payment from Landlord (or Landlord’s designee) in connection with any such assignment.  If the Transfer Notice provides that Tenant will pay any consideration or grant any concessions in connection with the proposed assignment or sublease, then  Tenant shall pay such consideration and/or grant any such concessions to Landlord (or Landlord’s designee) on the date Tenant assigns this Lease to Landlord (or Landlord’s designee).

(f)           If Landlord exercises its Recapture Option and terminates this Lease with respect to the space covered by a proposed sublease, then from and after such date the Fixed Rent and Additional Rent shall be adjusted, based upon the proportion that the rentable area of the Demised Premises remaining bears to the total rentable area of the Demised Premises.

(g)           If Landlord exercises its Recapture Option to sublet the space Tenant desires to sublet, such sublease to Landlord or its designee (as subtenant) shall be in form and substance reasonably satisfactory to Landlord at the lower of (i) the rental rate per rentable square foot of Fixed Rent and Additional Rent then payable pursuant to this Lease or (ii) the rental set forth in the applicable Transfer Notice with respect to such sublet space, and shall be for the term set forth in the applicable Transfer Notice, and:

(i)           shall be subject to all of the terms and conditions of this Lease except such as are irrelevant or inapplicable, and except as otherwise expressly set forth to the contrary in this Section 8.02;

(ii)           shall be upon the same terms and conditions as those contained in the applicable Transfer Notice and otherwise on the terms and conditions of this Lease, except such as are irrelevant or inapplicable and except as otherwise expressly set forth to the contrary in this Section 8.02;

(iii)           shall permit the sublessee, without Tenant’s consent, freely to assign such sublease or any interest therein or to sublet all or any part of the space covered by such sublease and to make any and all alterations and improvements in the space covered by such further sublease (provided, however, that if Tenant reasonably determines that the prospective sublessee is a competitor of Tenant, or poses a legitimate security threat to Tenant, then Tenant may withdraw its sublet request within fifteen (15) days after Tenant receives notice of the identity of the prospective sublessee, provided Tenant pays Landlord as Additional Rent, Landlord’s fees and expenses (incurred to that date), subject to Subsection (i)(x) hereof) ;

(iv)           shall provide that any assignee or further subtenant of Landlord or its designee may, at the election of Landlord, make alterations, decorations and installations in such space or any part thereof, any or all of which may be removed, in whole or in part, by such assignee or further subtenant, at its option, prior to or upon the expiration or other termination of such sublease; and

(v)           shall provide that (i) the parties to such sublease expressly negate any intention that any estate created under such sublease be merged with any other estate held by either of said parties, (ii) any assignment or subletting by Landlord or its designee (as the subtenant) may be for any purpose or purposes that Landlord shall deem appropriate, (iii) Landlord, at Landlord’s expense, may make such alterations as may be required or deemed necessary by Landlord to demise separately the subleased space and to comply with any applicable laws and regulations relating to such demise, and (iv) at the expiration of the term of such sublease, Tenant shall accept the space covered by such sublease substantially in the condition existing as of the commencement of the Sublease term; that Tenant shall have no obligation or liability under the Lease (1) that arises directly from any action or inaction of Landlord, or further subtenants, anyone in possession of any portion of the Demised Premises claiming by, through or under Landlord, or (2) for, or in connection with, any condition, that is created, caused or permitted by, or that arises from the use or occupancy of, any person or entity identified in clause (1) immediately preceding; and

(h)           In the case of a proposed sublease, Tenant shall not sublet any space to a third party at a rental which is less (on a per square foot basis) than the rental (on a per square foot basis) specified in the Transfer Notice with respect to such space, without complying once again with all of the provisions of this Section 8.02 and re-offering such space to Landlord at such lower rental.  In the case of a proposed assignment, Tenant shall not assign this Lease to a third party where Tenant pays greater consideration or grants a greater concession to such third party for such assignment then the consideration offered to be paid or concession offered to be granted to Landlord in Transfer Notice without complying once again with all of the provisions of this Section 8.02 and re-offering to assign this Lease to Landlord and pay such consideration or grant such concession to Landlord.

                      (i)(x)     In the event Landlord does not exercise its Recapture Option, Tenant shall pay to Landlord, or its designees, as a condition of any Landlord’s consent, all of Landlord’s reasonable costs and expenses, including legal, accounting and architectural fees incurred by Landlord in reviewing Tenant’s request (provided, however, that Tenant shall not be required to pay any fees incurred by Landlord in connection with an assignment or subletting made pursuant to Section 8.02(a), and further provided that Landlord’s fees shall be waived for the first two (2) requests, and shall be capped thereafter at $1,200 per request;

(y)      Not less than twenty (20) days before the effective date of such assignment or sublease, Tenant shall deliver to Landlord a duplicate original of the assignment and assumption, or sublease, in form satisfactory to Landlord and duly executed and acknowledged by Tenant and the assignee or subtenant, as the case may be.  The assignee or subtenant shall use or occupy the Demised Premises only for the purposes set forth in this Lease and for no other purpose;

(z)           The assignee, subtenant and the guarantor (if any) of the assignee’s or subtenant’s obligations shall not be entitled, directly or indirectly, to diplomatic or sovereign immunity, and each shall be subject to in personam jurisdiction in the courts of the State of Connecticut by service of process.

(j)           No assignment or subletting hereunder, whether or not with Landlord’s consent, shall release Tenant from any obligations under this Lease, and Tenant shall continue to be primarily liable hereunder.  If Tenant’s assignee or sublessee defaults under this Lease, Landlord may proceed directly against Tenant without pursuing its remedies against the assignee or sublessee.

(k)           Whether or not Landlord exercises its Recapture Option, Tenant shall be responsible for the cost of installation of any demising walls (and attendant costs for additional or modified HVAC, sprinkler, fire suppression systems and the like) relating to any sublease.

Section 8.03 – Division of Consideration.

(a)      In every instance where this Lease is assigned or the Premises are sublet, in whole or in part, (irrespective of whether Landlord’s consent to such assignment or subletting is required or has been obtained, refused or avoided, or where the requirement for Landlord’s consent is deemed inapplicable by operation of law or otherwise) all “Net Consideration” (hereinafter defined), payable or otherwise to be delivered in connection with such assignment or sublease shall be paid to Tenant or to Landlord as set forth below, and the amounts due Landlord (irrespective of whether paid to Tenant or Landlord) shall be and remain the exclusive property of Landlord and shall not constitute property of Tenant or of the estate of Tenant within the meaning of the United States Bankruptcy Code (or any law of similar import).  Any and all funds or other consideration constituting Landlord’s property under the preceding sentence which is not paid or delivered to Landlord shall be held in trust for the benefit of Landlord and shall be promptly paid to or turned over to Landlord.  As used herein, “Net Consideration” shall mean any and all money or property, irrespective of how denominated or allocated, which is paid to or on behalf of Tenant, or to any affiliate of Tenant in connection with an assignment of this Lease or sublet of the Premises, in excess of the Fixed Rent and additional rent reserved under this Lease, less the reasonable expenses paid by Tenant for alteration costs (or contributions in lieu thereof), advertising, brokerage or consulting fees or commissions and outside legal fees in connection with such assignment or subletting.  Net Consideration shall include any lump sum amount paid to Tenant, or to any affiliate of Tenant, or to any guarantor of Tenant’s obligations, or to any affiliate of such guarantor, for Tenant’s Improvements.  Net Consideration from any assignment or subletting shall be allocated 50% to Tenant and 50% to Landlord.

Section 8.04 – Attornment and Collection of Rent.

(a)      If this Lease shall be assigned or if the Demised Premises shall be sublet or occupied by anyone other than Tenant, then from and after such assignment or from and after the occurrence of a default by Tenant in the payment of any Fixed Rent, additional rent or other charges due under this Lease, or any other Event of Default, Landlord may collect from the assignee, subtenant or occupant, and Tenant hereby authorizes and directs such party to pay to Landlord to be applied to the Rent or other charges due Landlord, Rent and other charges payable pursuant to such instrument, with the net amount so collected by Landlord to be applied to the Fixed Rent, additional rent and other charges herein provided, but no such assignment, subletting, occupancy or collection shall be deemed a waiver of the covenant by Tenant under Section 8.01, nor shall the same be deemed the acceptance by Landlord of the assignee, subtenant or occupant as a tenant, or a release of Tenant from the further performance of the covenants and agreements on the part of Tenant to be performed as herein contained or a release of any guarantor of Tenant’s obligations pursuant to the terms of the guaranty entered into by such guarantor.  Each and every instrument of assignment, sublease and/or occupancy agreement shall contain the substance of the foregoing provision.

(b)      If Landlord shall for any reason or cause recover or come into possession of the Demised Premises before the date fixed for the expiration of the Term, or if an Event of Default shall occur, and be then continuing, then Landlord shall have the right (but not the obligation) to take over any and all subleases, licenses and other agreements for the use and occupancy of the Demised Premises or any part or parts thereof made or granted by Tenant and to succeed to all the rights and privileges thereof, or such of them as Landlord may elect to take over and assume, and Tenant hereby expressly assigns and transfers to Landlord such of the subleases, licenses and other agreements for the use and occupancy of the Demised Premises as Landlord may elect to take over and assume at the time of such recovery of possession (or occurrence and continuance of an Event of Default), and Tenant shall upon request of Landlord execute, acknowledge and deliver to Landlord such further assignments and transfers as may be necessary, sufficient and proper to vest in Landlord the then existing subleases, licenses, and other agreements for the use and occupancy of the Demised Premises. By its entry into a sublease, each and every subtenant shall be deemed to have thereby agreed  that if Landlord shall so elect, such subtenant shall: (i) be deemed to have waived any right to surrender possession of the subleased space or to terminate the sublease, (ii) shall be bound to Landlord for the balance of the Term of such sublease, and (iii) shall attorn to Landlord, as its lessor, under all of the then executory terms, covenants and conditions of this Lease, except that (A) rent shall be at the rates of rent and additional rent under the sublease, (B) Landlord shall not be liable for any previous act or omission of Tenant under such sublease, (C) Landlord shall not be subject to any credit, claim, offset, demand or defense which such sublessee may have against Tenant, and (D) Landlord shall not be bound by any prepayment of more than one (1) month's rent (it being acknowledged and agreed, however, that the provisions of this Section 8.04(b) shall be self-operative, and that no further instrument shall be required to give effect to this provision).  Notwithstanding the foregoing, within five (5) days after Landlord shall have notified any subtenant of said election, and as a condition subsequent to each such sublease, such subtenant shall execute, acknowledge and deliver to Landlord such instruments as Landlord may reasonably request to evidence and confirm such attornment and the terms thereof.  Each and every sublease shall contain the substance of this Section 8.04(b).

Section 8.05 - Consent Not Waiver.    The consent by Landlord to an assignment or subletting shall not relieve Tenant, the assignee or any subtenant from obtaining the express consent in writing of Landlord (which consent shall be granted or withheld in accordance with the provisions of this Article 8) to any other or further assignment or subletting for which consent may be required.

          Section 8.06 - Assignee’s Liability.    Each assignee or transferee of Tenant's interest in this Lease shall assume and be deemed to have assumed this Lease and all of Tenant's obligations under this Lease, and shall be and remain liable jointly and severally with Tenant for the payment of the Fixed Rent, additional rent and other charges payable under this Lease, and for the full and timely performance of and compliance with all the terms, covenants, conditions and agreements herein contained on Tenant's part to be performed or complied with for the Term of this Lease.  No assignment, sublease or transfer shall be binding on Landlord unless and until such assignee, subtenant or transferee of Tenant shall deliver to Landlord a duplicate original of the instrument of assignment,  sublease or transfer which contains a covenant of assumption by an assignee or transferee of all of the obligations aforesaid and a confirmation of the covenant under Section 8.01 prior to and preemptive of any similar rights of Tenant or subtenant, and shall obtain from Landlord the aforesaid written consent prior thereto.  In the event of any purported assignment, sublease or transfer in contravention of the provisions of this Lease, Landlord may elect to treat such purported assignee, subtenant or transferee as having assumed this Lease jointly and severally with Tenant, without in any way or to any extent binding Landlord to consent to such purported assignment, sublease or transfer.

Section 8.07 - Assignment or Subletting Without Consent.  Any assignment of Tenant's interest in, to or under this Lease, and any sublease of the Demised Premises or any portion thereof, without having obtained Landlord's prior written consent thereto (to the extent Landlord’s consent is required), shall, at Landlord’s option, be null and void.  The acceptance by Landlord of the payment of any Fixed Rent or additional rent, or of the performance of any obligation to be performed by Tenant, by a purported assignee or sublessee shall not be deemed (a) a consent by Landlord to the assignment or sublet to such purported assignee or sublessee, (b) a release by Landlord of Tenant's performance of, or compliance with, any of the obligations to be performed, or covenants or terms to be complied with, by Tenant pursuant to this Lease but Tenant shall, nevertheless, receive a credit for the amount paid by such assignee or sublessee to Landlord against any Rent due from Tenant, or (c) a waiver of any default by Tenant.

Section 8.08 - Modifications with Assignee.  In the event of any assignment of Tenant's interest in this Lease, the terms, covenants and conditions of this Lease may be changed, altered or modified in any manner whatsoever by Landlord and the assignee without the consent thereto of assignor Tenant or any guarantor of Tenant’s obligations, and no such change, alteration or modification shall release the assignor Tenant or any guarantor of Tenant’s obligations  from the performance by it of any of the terms, covenants and conditions on its part to be performed under this Lease unless the same increases or materially alters Tenant’s obligations or liabilities under this Lease or decreases or materially alters Tenant’s rights or remedies under this Lease.

Article 9 - Indemnification

Section 9.01 - Landlord Not Liable.    Except as otherwise provided in this Lease, and except to the extent of the gross negligence or intentional misconduct of Landlord or its agents, employees, contractors or invitees, neither Landlord nor Landlord's agents shall be liable for any injury or damage to property of Tenant or of others entrusted to employees of Landlord, or Landlord's agents, nor for the loss or damage to any property of Tenant, or persons within Tenant's control, by theft or otherwise.

Section 9.02 - Indemnification.

(a)      Except to the extent of the negligence or willful misconduct of any of the “Indemnified Parties” (as hereinafter defined), Tenant hereby agrees to defend, pay, indemnify and save free and harmless Landlord and Landlord’s members and their constituent members, shareholders, officers, directors, employees, agents or representatives, Landlord’s managing agent, and any Landlord’s Mortgagee (individually and collectively the “Indemnified Parties”) to the full extent permitted by law, from and against any and all claims, demands, liabilities, fines, suits, actions, proceedings, orders, decrees and judgments of any kind or nature by or in favor of anyone whomsoever and from and against any and all costs and expenses, including reasonable attorneys’ fees, resulting from or in connection with loss of life, bodily or personal injury or damage to property arising, directly or indirectly, out of or from or on account of (i) Tenant’s use of the Premises, (ii) any breach of this Lease by Tenant or by anyone for whom Tenant may be vicariously liable, (iii) any other act or omission of Tenant or anyone for whom Tenant may be vicariously liable, and (iv) any injury to person, including death, and any damage to property on or about the Premises caused by or as a result of any act or omission of Tenant or anyone for whom Tenant may be vicariously liable.

(b)       Except to the extent of the negligence or intentional misconduct of any of the Indemnified Parties, Tenant and all those claiming by, under or through Tenant hereby release the Indemnified Parties to the full extent permitted by law, from all claims of every kind, including loss of life, bodily or personal injury, damage to merchandise, equipment, fixtures or other property, or damage to business or for business interruption, arising directly or indirectly out of or from or on account of the occupancy and use of the Demised Premises or resulting from any present or future condition or state of repair thereof.

(c)      The Indemnified Parties shall not be responsible or liable for damages at any time for any defects, latent or otherwise, in any Building or Improvement on the Premises or any of the equipment, machinery, utilities, appliances or apparatus therein, nor shall the Indemnified Parties be responsible or liable for damages at any time for loss of life, or bodily or personal injury or damage to property, or for business interruption, to any person or to any property or business of Tenant, or those claiming by, under or through Tenant caused by or resulting from the bursting, breaking, leaking, running, seeping, overflowing or backing up of water, steam, gas or sewage in any part of the Demised Premises or caused by or resulting from acts of God or the elements or resulting from any defect or negligence of Tenant or for anyone for whom Tenant may be liable in the occupancy, construction, operation or use of any Buildings or Improvements in the Demised Premises, or any of the equipment, fixtures, machinery, appliances or apparatus therein.  Notwithstanding the foregoing, Landlord shall not be responsible for any latent defects in the Premises, except that Landlord shall be responsible for any latent defects in the parking structure on the Premises and for any direct and actual damages caused thereby, for a period of one (1) year after the Commencement Date.

(d)      If any action or proceeding shall be brought against any of the Indemnified Parties or if any Indemnified Parties shall be made a party to any action or proceeding (other than an action or proceeding between Landlord and Tenant) by reason of any act or omission of Tenant, or anyone for whom Tenant is vicariously liable, then, upon notice from any of the Indemnified Parties, Tenant shall resist and defend such action or proceeding at its sole cost and expense by counsel chosen by Tenant or by Tenant’s insurer.  Tenant or its counsel shall keep Landlord fully apprised at all times of the status of such defense.

Section 9.03 - Reimbursement of Expenses.

Tenant shall reimburse and compensate Landlord from time-to-time, as additional rent, for all expenditures, costs, fees, expenses, judgments, penalties, damages and fines sustained or incurred by Landlord (including reasonable counsel and other professional fees and disbursements incurred in connection with any action or proceeding) in connection with the enforcement of Section 8.04(b) and this Article 9 by Landlord.

Section 9.04 - Survival.   The provisions of this Article 9 shall survive the expiration or earlier termination of this Lease.

Article 10  - Condemnation

Section 10.01 - Condemnation/Notice.    If all or substantially all of the Premises is taken under power of eminent domain or sold under threat thereof (“Condemnation”), this Lease shall terminate on the date on which title to the Premises or portion thereof shall vest in the condemning authority.  For purposes of this Section, substantially all of the Premises shall be deemed taken if the portions not taken shall be insufficient in Landlord’s and Tenant’s agreement for the continued operation of Tenant’s business substantially in the manner conducted prior thereto.  If sufficient parking is taken such that it materially impairs the remaining Premises in Landlord’s and Tenant’s judgment (and Landlord has not provided Tenant with comparable parking), or if access to the Premises is materially impaired in Landlord’s and Tenant’s judgment (whether by virtue of a taking of the Premises), Tenant shall have the right to treat the same as if it were a taking of substantially all of the Premises.  The parties agree to exercise good faith in reaching agreement under this Section 10.01.

Section 10.02 – Collection of Proceeds.    In the event of a Condemnation, each party shall cooperate with the other in connection with the filing of any claim or commencing any action or proceeding to collect any Proceeds payable out of or in connection with such Condemnation.  The Term “Proceeds” shall mean any award, settlement, compensation or proceeds payable by reason of or in connection with any Condemnation, including the value of the interests of Tenant in the Premises and this Lease, any Improvements made by Tenant, the value of all awards for severance and indirect damage, and the right to receive any advance payment or interest thereon.

Section 10.03 – Restoration of Improvements.    If this Lease shall remain in effect as to the portion of the Premises not taken, Landlord shall restore the Improvements (except for Improvements constituting the initial work performed by Tenant to prepare the Premises for occupancy and Tenant’s Alterations) not taken as nearly as reasonably practicable to their condition prior to the Condemnation, to the extent of the proceeds of Condemnation paid to Landlord in respect of the damage to the Premises.  Tenant shall be responsible for the restoration of all other components of the Premises, and the equipment and installations therein, all at Tenant’s sole cost and expense.

Section 10.04 – Distribution of Proceeds.     In the event this Lease is terminated by reason of Condemnation, all Proceeds shall be paid to Landlord who shall within thirty (30) days thereafter disburse the net Proceeds of such Condemnation, to Landlord and Tenant, as follows:

(i)	first to the satisfaction of any mortgage encumbering the Premises;

(ii)
then, to the Landlord for the value of the Landlord’s interest in the Premises, it being expressly understood and agreed that Tenant shall have no claim against Landlord for the value of the unexpired Term of this Lease or any options granted under this Lease;

(iii)	then to restoration required by Landlord under Section 10.03 hereof; and

(iv)	then, provided that no uncured Event of Default has occurred which is then continuing, to the Tenant for the amortized value of any Alterations which had been paid for out of Landlord’s Allowance.

Section 10.05 – Tenant’s Separate Claim.    Tenant may assert a separate claim, at its expense, for an award of moving expenses and for personal property installed by Tenant and for the value of its business provided, however, such claim is made in a separate proceeding and does not diminish the award payable to Landlord.

Section 10.06 - Temporary Taking.   If possession of all or any portion of the Demised Premises shall be Taken for occupancy for a limited period (a “Temporary Taking”), this Lease shall continue in full force and effect and Tenant shall continue to pay in full the Fixed Rent, additional rent and other charges herein reserved without reduction or abatement.  Landlord shall receive out of the Proceeds of such Temporary Taking (and Tenant shall be credited with) an amount equal to the total of the Fixed Rent, additional rent and other charges due to Landlord or to be paid by Tenant under the terms of this Lease for the period of such Temporary Taking (less any amounts theretofore paid by Tenant to Landlord) and the balance thereof shall be paid to Tenant.

Section 10.07- Costs of Taking.  Landlord and Tenant shall be solely responsible for their respective legal, appraisal, engineering and other fees, costs and expenses arising out of or in connection with any claim allocable or attributable to any item which each is permitted to separately claim under this Article 10, provided, however, that the Landlord’s legal, appraisal, engineering and other fees and expenses incurred in connection with the collection of any Proceeds pursuant to Section 10.02 shall be allocated and paid by Landlord and Tenant in proportion to the amount of Proceeds disbursed to Landlord and Tenant respectively.

Article 11- Landlord’s Entry

Section 11.01 - Entry.  Landlord reserves the right at any time and from time-to-time (without thereby creating an actual or constructive eviction or incurring any liability to Tenant therefor) to enter upon the Land upon prior written notice where commercially practicable for the purpose of making repairs, alterations or improvements to any property adjoining the Demised Premises which is owned, controlled or managed by Landlord or by any affiliate of Landlord, or for any other purpose Landlord deems necessary, provided, however, Landlord shall not unreasonably interfere with Tenant’s business.

Section 11.02 - Right of Inspection.  Landlord, and any Landlord’s Mortgagee and their representatives, may enter the Demised Premises at all reasonable hours upon reasonable prior notice (except in case of emergency, when such notice as shall be practicable under the circumstances shall be given), and without Tenant being present (it being agreed that Tenant shall have the right to make a representative available), for the purpose of inspection or of curing any default by Tenant which default continues after the giving of notice and expiration of applicable cure period therein, provided that the foregoing shall not be deemed to impose any obligation on Landlord to cure any such defaults.

Section 11.03 - Right to Exhibit Premises.  Within twelve (12) months prior to the Expiration Date, Landlord may, at reasonable times upon reasonable prior notice and without Tenant being present (it being agreed that Tenant shall have the right to make a representative available), show the Demised Premises to any prospective purchaser, mortgagee, or tenant of the Premises, or of Landlord's interest therein, and their representatives.  Landlord shall not unreasonably interfere with Tenant’s business.

Section 11.04 - Non-Waiver.  Any reservation of a right by Landlord to enter upon the Demised Premises and to make or perform any repairs, alterations or other work in, to or about the Demised Premises which is the obligation of Tenant pursuant to this Lease, shall not be deemed to:  (i) impose any obligation on Landlord to do so, (ii) render Landlord liable (to Tenant or any third party) for the failure to do so, or (iii) relieve Tenant from any obligation  to  indemnify Landlord as  otherwise provided elsewhere in this Lease.

Article 12 - Insolvency

Section 12.01 - Tenant’s Insolvency.    Anything elsewhere in this Lease to the contrary notwithstanding, an “Event of Default” shall be deemed to have occurred and this Lease may be canceled and terminated by Landlord by the sending of a written notice to Tenant within a reasonable time after Landlord shall be notified of the happening of any one or more of the following events:  (a) Tenant shall (i) have applied for or consented to the appointment of a receiver, trustee, liquidator, or other custodian of Tenant or any of its properties or assets, (ii) have made a general assignment for the benefit of creditors,  (iii) have commenced a voluntary case for relief as a debtor under the United States Bankruptcy Code or filed a petition to take advantage of any bankruptcy, reorganization, insolvency, readjustment of debts, dissolution or liquidation law or statute or an answer admitting the material allegations of a petition filed against it in any proceeding under any such law, or (iv) be adjudicated a bankrupt or insolvent, or (b) without the acquiescence or consent of Tenant, an order, judgment or decree shall have been entered by any court of competent jurisdiction (i) approving as properly filed a petition seeking relief under the United States Bankruptcy Code or any bankruptcy, reorganization, insolvency, readjustment of debts, dissolution or liquidation law or statute with respect to Tenant, any other liquidation law or statute with respect to Tenant, or all or a substantial part of its properties or assets, or (ii) appointing a receiver,  trustee, liquidator or other custodian for all or a substantial part of its properties or assets, and such order, judgment or decree shall have continued unstayed and in effect for any period of not less than sixty (60) days.  Neither Tenant nor any person claiming by, under or through Tenant or by reason of any statute or order of court, shall thereafter be entitled to possession of the Demised Premises but shall forthwith quit and surrender the Demised Premises.  If this Lease shall have been theretofore assigned in accordance with its terms, the provisions of this Article shall be applicable only to the party then owning Tenant's interest in this Lease.

Section 12.02 - Insolvency – Additional Provisions.

(a)      Without limiting any of the foregoing provisions of this Article, if, pursuant to the United States Bankruptcy Code, Tenant shall be permitted to assign this Lease notwithstanding the restrictions contained in this Lease, Tenant agrees that adequate assurance of future performance by an assignee expressly permitted under such Code shall be deemed to mean:

(i)
the deposit of cash security (the “Bankruptcy Security Deposit”), to be held by Landlord for the balance of the Term, without interest, as security for the full performance of all of the obligations under this Lease on the part of Tenant to be performed, in an amount equal to the sum of one (1) year’s installments of Fixed Rent plus additional rent for the calendar year preceding the year in which such assignment is intended to become effective; and

(ii)
evidence by financial statement prepared and certified by an independent certified public accountant that the assignee or a guarantor of such assignee’s obligations under this Lease has (have) a current net worth, after including the assignment and excluding the value of the leasehold, sufficient to meet all of the rental obligations under this Lease.

(b)      If this Lease is assigned in any bankruptcy or insolvency proceeding and in connection therewith there shall be a change in the use of the Premises from the Permitted Use, irrespective of whether consented to by Landlord, then notwithstanding anything to the contrary in this Lease, fifty percent (50%) of any and all consideration payable or otherwise to be delivered in connection with such assignment shall:

(i)	be paid or delivered to Landlord;

(ii)	be and remain the exclusive property of Landlord; and

(iii)	not constitute property of Tenant or of any estate of Tenant under Bankruptcy Law.

Any and all consideration constituting Landlord’s property under this Subsection not paid or delivered to Landlord shall be held in trust for Landlord’s benefit and be promptly paid or delivered to Landlord. This Subsection is not intended to prohibit, restrict, or condition any assignment of this Lease in a bankruptcy or insolvency proceeding or to terminate or modify this Lease in the event of a bankruptcy or insolvency proceeding, but only to allocate the proceeds of any assignment and to clarify the scope, nature, and extent of Tenant’s property interest in this Lease.

(i)
Immediately before any bankruptcy or insolvency affecting Tenant, unless Landlord elects otherwise in writing, the entire Bankruptcy Security Deposit shall automatically be deemed to have been applied as follows, whether or not Landlord actually does so:

(ii)	first, to pay unpaid Rent for periods before such bankruptcy or insolvency; and

(iii)	second, to Landlord in partial payment of Landlord’s damages for Tenant’s default. Landlord may disburse the Bankruptcy Security Deposit accordingly.

          (c)      If this Lease is terminated in any bankruptcy or insolvency proceeding, Landlord shall, notwithstanding any other provisions of this Lease to the contrary, be entitled to recover from Tenant, as and for liquidated damages, an amount equal to the difference between the Rent reserved hereunder for the unexpired portion of the Term and the fair and reasonable rental value of the Premises for the same period.  In the computation of such damages the difference between any installment of Rent becoming due hereunder after the date of termination and the fair and reasonable rental value of the Premises for the period for which such installment was payable shall be discounted to the date of termination at the then current prime rate.  If the Premises, or any part thereof, be re-let by the Landlord for the unexpired Term of the Lease, or any part thereof, before presentation of proof of such liquidated damages to any court, commission or tribunal, the amount of Rent reserved upon such re-letting shall be deemed to be the fair and reasonable rental value for the part of the whole of the Premises so re-let during the term of the re-letting.  Nothing herein contained shall limit or prejudice the right of the Landlord to prove for and obtain as liquidated damages, by reason of such termination, an amount equal to the maximum allowed by any statute or rule of law in effect at the time when, and governing the proceedings in which, such damages are to be proved, whether or not such amount be greater, equal to, or less than the amount of the difference referred to above.

Article 13 - Default and Indemnification

Section 13.01 - Events of Default.

This Lease and the Term and estate hereby granted subject to the limitation that (each being an “Event of Default”):

(a)      if Tenant shall fail to pay to Landlord the full amount of any Fixed Rent, additional rent or any other charge payable under this Lease on or before the date upon which the same shall first become due, and such default shall continue for five (5) days after Landlord shall have given Tenant a written notice specifying such default, or

(b)      if any policy of insurance carried by or on behalf of Landlord with respect to the Building shall be canceled or rendered void or voidable by reason of the use of the Premises in violation of the restrictions set forth in this Lease, or

(c)      if Tenant shall default in the keeping, observance or performance of any covenant or agreement (other than a default of the character referred to in Section 13.01(a) or 13.01(b) or a default in the payment of any sum due pursuant to this Lease) and if such default shall continue and shall not be cured within twenty (20) days after Landlord shall have given to Tenant a notice specifying the same, or, in the case of any such default which, for causes beyond Tenant’s reasonable control, cannot  with due diligence be cured within such period of twenty (20) days if Tenant (i) shall not, promptly upon the giving of such notice, advise Landlord of Tenant’s intention duly to institute all steps necessary to cure such default, or (ii) shall not duly institute and thereafter diligently prosecute to completion all steps necessary to cure the same and, in any event, cure such default within sixty (60) days of receipt of Landlord’s notice of such default by Tenant, or

(d)      if any event shall occur or any contingency shall arise whereby this Lease or the estate hereby granted or the unexpired balance of the Term would, by operation of law or otherwise, devolve upon or pass to any person other than Tenant except as is expressly permitted under this Lease, or

(e)      if Tenant shall make an assignment for the benefit of creditors or shall seek or consent to or acquiesce in the appointment of any trustee, receiver or liquidator of Tenant or of all or any part of Tenant’s property, or

(f)      if, within one hundred twenty (120) days after the appointment of any trustee, receiver or liquidator of Tenant or of all or any part of Tenant’s property, without the consent of Tenant, such appointment shall not have been vacated or otherwise discharged, or if any execution or attachment shall be issued against Tenant or any of Tenant’s property pursuant to which the Premises shall be taken or occupied or attempted to be taken or occupied.

Section 13.02 - Landlord’s Remedies

(a)      If Tenant shall default in the payment when due, then, in such event, Landlord may at any time thereafter serve upon Tenant a five (5) day notice of termination and, upon the service of such notice, this Lease and the Term and estate hereby granted shall expire and terminate upon the expiration of said five (5) days as fully and completely and with the same effect as if that day were the date originally hereinbefore fixed for the expiration of the Term of this Lease, but Tenant shall remain liable for damages as provided herein.  All dates and time periods set forth in this Section 13.02 are “time of the essence”.

(b)      In addition to any other right or remedy available to Landlord, if Tenant shall be in default of the provisions of Section 13.01(e), Tenant may not thereafter reopen for business in the Premises without Landlord’s consent and any such reopening, without consent, shall not release Tenant from any liability for the breach of Section 13.01(e).

Section 13.03 – Re-Entry by Landlord.

(a)      If this Lease shall terminate as provided in Section 13.01, Landlord or Landlord’s agents and servants may immediately or at any time thereafter re-enter into or upon the Premises, or any part thereof in the name of the whole, either by summary dispossess proceedings or by any suitable action or proceeding at law, without being liable to indictment, prosecution or damages therefor, and may repossess the same, and may remove any persons therefrom, to the end that Landlord may have, hold and enjoy the Premises again as and of its first estate and interests therein.  The words “re-enter” and “re-entering” as used in this Lease are not restricted to their technical legal meanings.

          (b)  In the event of the reentry into the Demised Premises by Landlord irrespective of whether this Lease is terminated, Landlord may (but shall have absolutely no obligation to do so) relet the whole or any part of the Demised Premises for any period equal to or greater or less than the remainder of the original Term of this Lease, for any sum which Landlord may in Landlord's good faith judgment deem suitable, including rent concessions, and for any use and purpose which Landlord may deem appropriate.  Such reletting may include any improvements, personality and trade fixtures remaining in the Demised Premises.  Landlord shall have no obligation to relet the Demised Premises and shall not be liable for the failure or refusal to relet the Demised Premises or in the event of any such reletting for failure or refusal to collect any rent due upon such reletting, and no such failure or refusal shall relieve Tenant of any liability under this Lease or otherwise offset such liability of Tenant.

Section 13.04 – Damages.  In the event of a termination of this Lease, Tenant shall pay to Landlord as damages, at the election of Landlord, either:

(a)      a sum which, at the time of such termination, represents the then present value (employing a discount rate equal to the then current rate of United States Treasury Bills or Notes, as applicable, maturing on the Expiration Date or the next maturing date for such bills or notes occurring after the Expiration Date) of the excess, if any of (i) the aggregate of the Fixed Rent and additional rent which would have been payable hereunder by Tenant, had this Lease not terminated, for the period commencing with the day following the date of such termination and ending with the Expiration Date plus the amount of the remaining unamortized “free” or abated rent over (ii) the aggregate fair rental value of the Premises for the same period (for the purposes of this subsection (a), the amount of additional rent which would have been payable by Tenant under this Lease shall, for each Lease Year ending after such termination, be deemed to be an amount equal to the amount of all additional rents payable by Tenant for the Lease Year, immediately preceding the Lease Year in which such termination shall occur and prorated for any period less than a whole year; or

(b)      sums equal to the aggregate Rent which would have been payable by Tenant and this Lease not terminated, payable upon the due dates therefor specified herein until the Expiration Date; provided however, that if Landlord shall relet all or any part of the Premises for all or any part of the period commencing on the day following the date of such termination and ending on the Expiration Date, Landlord shall credit Tenant with the net rents received by Landlord from such reletting, such net rents to be determined by first deducting from the gross rents as and when received by Landlord from such reletting the expenses incurred or paid by Landlord in terminating this Lease and re-entering the Premises and securing possession thereof, all costs and charges for the care of the Premises while vacant, as well as the expenses of reletting, including altering and preparing the Premises for new tenants, brokers’ commissions, granting an allowance for tenant improvements, free rental period, and all other expenses properly chargeable against the Premises and the rental therefrom in connection with such reletting, it being understood that any such reletting may be for a period equal to or shorter or longer than said period and that Landlord shall have no obligation to so relet the Premises; provided further, that (i) in no event shall Tenant be entitled to receive any excess of such net rents over the sums payable by Tenant to Landlord hereunder, (ii) in no event shall Tenant be entitled, in any suit for the collection of damages pursuant to this subsection (b), to a credit in respect of any net rents from a reletting except to the extent that such net rents are actually received by Landlord, and (iii) if the Premises or any part thereof should be relet in combination with other space, then proper apportionment on a square foot rentable area basis shall be made of the rent received from such reletting and of the expenses of reletting, and (iv) if such reletting is for a period extending beyond the original Term of this Lease, an appropriate pro-ration (in Landlord’s reasonable discretion) shall be made of such expenses of reletting.

Suit or suits for the recovery of any damages payable hereunder by Tenant, or any installments thereof, may be brought by Landlord from time-to-time at its election, and nothing contained herein shall require Landlord to postpone suit until the date when the Term would have expired but for such termination.

Section 13.05 – Right to Injunction.  In the event of a breach or threatened breach on the part of Tenant with respect to any of the covenants or agreements on the part of or on behalf of Tenant to be kept, observed or performed, Landlord shall also have the right of injunctive relief.

Section 13.06 – Other Remedies.  Nothing herein contained shall be construed as limiting or preventing the recovery by Landlord or Tenant against the other of any sums or damages to which, in addition to the damages particularly provided above, either party may lawfully be entitled by reason of any default hereunder on the part of the other.  The specified remedies to which either Landlord or Tenant may resort hereunder are cumulative and are not intended to be exclusive of any other remedies or means of redress to which either party may lawfully be entitled at any time, and either Landlord or Tenant may invoke any remedy allowed at law or in equity as if specific remedies were not herein provided.

Section 13.07 – No Waiver.  Failure of Landlord or Tenant to declare any default immediately upon its occurrence or delay in taking any action in connection with such default shall not waive such default but Landlord or Tenant shall have the right to declare any such default at any time thereafter.  Any amounts paid by Tenant to Landlord may be applied by Landlord, in its sole discretion, to any items then owing by Tenant to Landlord under this Lease and receipt of a partial payment shall not be deemed to be an accord and satisfaction or waiver of the failure to make full payments.

Section 13.08 .  Deleted prior to execution.

Section 13.09 - Waiver of Right of Redemption and Counterclaim.  Tenant, for Tenant, and on behalf of any and all persons claiming by, under or through Tenant, including creditors of all kinds, does, hereby waive and surrender all right and privilege which they or any of them might have under or by reason of any present or future law to redeem the Demised Premises, or to have a continuance of this Lease for the Term hereby demised, after Tenant shall be dispossessed or ejected therefrom by process of law or under the terms of this Lease or after the expiration or termination of this Lease as herein provided or pursuant to law. In the event that Landlord shall commence any summary proceeding for non-payment of Rent or for holding over after the termination of this Lease, Tenant shall not, and hereby expressly waives any right to, interpose any counterclaim of whatever nature or description in any such proceeding.  Nothing contained herein shall prevent Tenant from asserting any such counterclaim as a cause of action in a separate action or proceeding but Tenant shall not seek a consolidation or joint trial of such separate action or proceeding with any action or proceeding commenced by Landlord for non-payment of Rent or for holding over after the termination of this Lease.

Section 13.10 - Landlord’s Right to Perform Tenant’s Obligations.

(a)      If Tenant shall default in the observance or performance of any term, covenant, provision or condition on Tenant's part to be observed or performed under or by virtue of any of the terms or provisions in this Lease, and, except in case of emergency when no notice or cure period shall be required to be given, such default shall remain uncured after the giving of written notice and expiration of any applicable cure period, if any, then Landlord may immediately or at any time thereafter upon notice perform the obligation of Tenant thereunder, and if Landlord, in connection therewith or in connection with any default by Tenant in the covenant to pay Fixed Rent or additional rent hereunder, shall make any expenditures or incur any obligations for payment of money, including court costs and reasonable attorneys’ fees, in instituting, prosecuting or defending any action or proceeding, then such fees, costs and expenses so paid or obligations incurred shall be additional rent to be paid by Tenant to Landlord, within thirty (30) days following written demand.  If the Term shall have expired at the time of making of such expenditures or incurring of such obligations, such sums and any interest thereon, as aforesaid, shall be recoverable by Landlord as damages.  Nothing contained in this Section shall be deemed to impose any duty upon Landlord or affect in any manner the obligations assumed by Tenant hereunder.  Repairs or alterations made by Landlord on behalf of and for the account of Tenant pursuant to this Section shall be without liability to Landlord for any loss or damage that may result to Tenant’s merchandise, fixtures or other property or to Tenant’s business by reason thereof except to the extent caused by Landlord’s gross negligence or wrongful conduct.

(b)      The term “Overhead Amount” shall mean a sum equal to seven and one-half (7.5%) percent of the costs and expenses incurred by Landlord (as and for Landlord’s overhead irrespective of Landlord’s actual overhead costs and expenses), which amount shall be computed upon and added to any costs or expenses incurred by Landlord, which Overhead Amount shall be additional rent.

Section 13.11– Survival.    The provisions of this Article 13 shall survive the expiration or sooner termination of this Lease.

Article 14 - Quiet Enjoyment

Section 14.01 - Quiet Enjoyment.

(a)      Landlord covenants that Tenant may peaceably and quietly enjoy the Demised Premises, subject nevertheless to the terms and conditions of this Lease, and provided further that this covenant shall bind and be enforceable against Landlord or any successor to Landlord's interest, subject to the terms hereof.

(b)      Landlord reserves to itself such access and utility easements over, under and across the Premises as may be required by Landlord from time-to-time in connection with the ownership, use or operation of any other property of Landlord or any affiliated party of Landlord.  No such easement shall interfere with Tenant’s use of the Premises or decrease the size of the Premises.  To the extent commercially reasonable, any such access by Landlord shall be on prior written notice to Tenant and occur during reasonable business hours.

Article 15 - Broker

Section 15.01 - Broker.   Landlord and Tenant each represent and warrant to the other that neither has not employed, dealt with or negotiated with any broker in connection with this Lease or the Demised Premises other than Cushman and Wakefield, Inc. (“Broker”) and each shall indemnify, protect, defend and hold the other harmless from and against any and all liability, damage, cost and expense (including attorneys' fees and disbursements) arising out of any claim for a fee or commission by any other broker, or other party in connection with this Lease or the Demised Premises alleging to have had conversations or otherwise dealt with such party.  Landlord shall pay the Broker’s commission pursuant to a separate agreement.

Article 16 - Subordination and Non-Disturbance

Section 16.01 - Subordination and Non-Disturbance.  Provided Tenant’s use and possession of the Premises is not disturbed thereby, except as otherwise provided in a reasonable subordination, non-disturbance and attornment agreement (“SNDA”), this Lease and all of Tenant's rights hereunder, are and shall be subject and subordinate to (i) every underlying lease, the rights of the overlandlord or overlandlords under each underlying lease, all mortgages heretofore or hereafter placed on or affecting any underlying lease, alone or with other property, and to all advances heretofore or hereafter made under such leasehold mortgage, and to all renewals, modifications, consolidations, replacements, substitutions, spreaders, additions and extensions of any such leasehold mortgage, and (ii) any mortgage now or hereafter affecting the Demised Premises or any part or parts of such real property, or such real property and other property, and to each advance made or hereafter to be made under any such mortgage and to all renewals, modifications, consolidations, replacements, substitutions, spreaders, additions and extensions of any such underlying lease or leases and/or mortgages; provided however, and on condition, that with respect to such subordination of this Lease to any underlying lease or mortgage (whether presently existing now or in the future), the overlandlord or Mortgagee shall deliver to Tenant a SNDA in recordable form, which Tenant shall execute and deliver within twenty (20) days after Landlord’s request.  The subordination provisions herein contained shall be self-operative and no further instrument of subordination shall be required. Landlord reserves the right, by written notice to Tenant to provide that, in lieu of such subordination, the foregoing provisions shall not apply to any or all mortgages hereafter entered into and the lien of this Lease shall be superior to the lien of any such mortgage.  In confirmation of such subordination, Tenant shall execute and deliver promptly any certificate that Landlord or its successors-in-interest may reasonably request.

Section 16.02 - Attornment by Tenant.

(a)      Tenant agrees that neither the cancellation nor termination of any underlying lease, nor any foreclosure of a mortgage affecting the underlying lease or the Demised Premises, nor the institution of any suit, action, summary or other proceeding against Landlord herein or any successor landlord, shall by operation of law or otherwise result in cancellation or termination of this Lease or the obligations of Tenant hereunder, and upon the request of the overlandlord of such underlying lease, or the holder of such mortgage, or the purchaser at a sale in foreclosure of such mortgage, or other person who shall succeed to the interests of Landlord (which such overlandlord, holder, purchaser or other person is hereafter in this paragraph referred to as “such successor-in-interest"), Tenant covenants and agrees to attorn to such successor-in-interest and recognize such successor-in-interest as its landlord under this Lease.  Such successor-in-interest shall not be liable for any act or omission of any prior Landlord (but shall be liable for any act or omission from and after the date of attornment), or be subject to any offsets or defenses which Tenant might have against any prior Landlord, or be subject to any offsets or defenses which Tenant might have against any prior Landlord, or be bound by any Fixed Rent or additional rent which Tenant might have paid for more than the current month to any prior Landlord, or be liable for any security deposit under this Lease unless actually transferred to such successor-in-interest.

(b)      Tenant agrees to execute an instrument in writing satisfactory to such successor in interest whereby Tenant attorns to such successor in interest.  Tenant further waives the provisions of any statute or rule of law now or hereafter in effect which may give or purport to give Tenant any right of election to terminate this Lease or to surrender possession of the Demised Premises in the event any underlying lease terminates or any such mortgage is foreclosed or any such proceeding is brought by any overlandlord or the holder of any such mortgage.

Section 16.03 - Notice to Mortgagee and Overlandlord.  Notwithstanding anything to the contrary, in the event of the occurrence of any act or omission by Landlord which would give Tenant the right to terminate this Lease or claim a partial or total eviction, or claim any default by Landlord in the performance of its obligations under this Lease, Tenant will not exercise such right until Tenant has given written notice of such occurrence to (i) Landlord and (ii) each Landlord’s Mortgagee and the overlandlord of any underlying lease, as to whom, and to the last address to which, Tenant has been instructed to give such notice, and a reasonable period for remedying such act or omission shall have elapsed following the giving of such notice, during which such parties or any of them with reasonable diligence following the giving of such notice may remedy such act or omission or to cause the same to be remedied.  Nothing herein contained shall be deemed to create any rights in Tenant not specifically granted in this Lease or under any applicable provision of law, nor to obligate any such Landlord’s Mortgagee or overlandlord to remedy any such act or omission.

Section 16.04 - Cooperation with Mortgagee.  Tenant shall provide to each Landlord’s Mortgagee and to each overlandlord such information as may be reasonably requested by such Landlord’s Mortgagee and/or overlandlord concerning the financial condition, business and assets of the Tenant.

Article 17 - Estoppel Certificate

Section 17.01 - Tenant’s Estoppel Certificate.  Tenant agrees, at any time, and from time-to-time, within ten (10) business days after request by Landlord, to execute, acknowledge and deliver to Landlord, a statement in writing addressed to Landlord and/or to such other party(ies) as Landlord may designate:  (i) certifying that this Lease is unmodified and in full force and effect (or, if there have been modifications, that the same is in full force and effect as modified and stating the modifications), (ii) stating the dates to which the Fixed Rent, additional rent and other charges have been paid, (iii) stating whether, to the best knowledge of Tenant, there exists any default by Landlord in the performance of any covenant, agreement, term, provision or condition contained in this Lease, and, if so, specifying each such default of which Tenant may have knowledge, and (iv) setting forth such other information as Landlord may reasonably request concerning this Lease, it being intended that any such statement delivered pursuant hereto may be relied upon by Landlord or a purchaser of Landlord's interest and by any Mortgagee, or prospective Landlord’s Mortgagee, of any mortgage affecting the Demised Premises, any part thereof or any interest therein and by any overlandlord or prospective overlandlord under any underlying lease affecting the Demised Premises, any part thereof or any interest therein, and by any mortgagee or prospective mortgagee of any underlying lease.

Article 18 - Jury Trial

Section 18.01 - Waiver of Jury Trial.   Landlord and Tenant each hereby expressly waives the right to trial by jury in any action or proceeding that may hereafter be instituted by or against such party arising out of or in connection with this Lease or Tenant's use, occupancy, maintenance, repair or alteration of the Demised Premises.

Article 19 - End of Term

Section 19.01 - Surrender of Premises.

(a)           Upon termination of this Lease, Tenant shall surrender the Premises to Landlord broom clean, and in good order and condition, except for ordinary wear and tear, and damage by casualty which Tenant was not obligated to remedy under Article 5.  Tenant shall remove its machinery, equipment and trade fixtures, and repair any damage to the Premises caused by such removal.  Tenant shall not remove any power wiring or power panels, lighting or lighting fixtures, wall coverings (except wall decorations), blinds or other window coverings, carpets or other floor coverings, heaters or air conditioners or fencing or gates, except if installed by Tenant and required by Landlord to be removed from the Premises in Landlord’s written consent thereto, subject to Section 6.01(c) hereof.  All personal property of Tenant remaining on the Premises after Tenant’s removal shall be deemed abandoned and at Landlord’s election may either be retained by Landlord or may be removed from the Premises at Tenant’s expense.

(b)           Without limiting the generality of Section 19.01(a), Tenant may utilize the existing generator (the “Generator”) subject to the following:

(i)	Tenant shall have no obligation to repair or replace the Generator;

(ii)	If Tenant replaces the Generator,

(x) the new generator shall be included as part of Tenant’s machinery, equipment and trade fixtures as referred to in (a) above; and

(y) Landlord shall have the option to remove the Generator at Landlord’s expense, and if Landlord elects not to remove the Generator, Tenant shall have the obligation to do so at Tenant’s expense.

Section 19.02- Ownership of Improvements.  Upon the termination of this Lease, whether by expiration of the Term or by reason of default on the part of Tenant, or for any other reason whatsoever, all Improvements then located on the Premises including all affixed lighting fixtures, heating, ventilating and air conditioning equipment, pipes, ducts, conduits, wiring, paneling, partitions, railings, mezzanine floors, galleries and the like, shall remain upon and be surrendered with the Demised Premises as a part thereof and shall then merge with the freehold estate and become the property of Landlord as a part of the realty, free and clear of any liens, encumbrances or burdens placed upon Tenant’s leasehold estate.

Section 19.03 - Holdover.

        (a)  If the Demised Premises shall not be surrendered as and when aforesaid and in the condition required hereunder, Tenant shall pay to Landlord as use and occupancy for each month or fraction thereof during which Tenant continues to occupy the Demised Premises during the first six (6) months from and after the Expiration Date (the "Initial Continued Occupancy Period"), an amount of money (the "Occupancy Payment") equal to one hundred twenty-five percent (125%) of one-twelfth (1/12th) of the aggregate Fixed Rent payable by Tenant during the twelve (12) months immediately preceding such holding over.  The Occupancy Payment shall increase to one hundred fifty (150%) percent of such amount for any period after the expiration of the Initial Continued Occupancy Period.  Tenant shall make the Occupancy Payment, without notice or previous demand therefor, on the first day of each and every month during the Continued Occupancy Period.

(b)      The receipt and acceptance by Landlord of the Occupancy Payment shall not be deemed a waiver or acceptance by Landlord of Tenant's breach of Tenant's covenants and agreements under this Article 19, or a waiver by Landlord of Landlord's right to institute any summary holdover proceedings against Tenant, or a waiver by Landlord of Landlord's rights to enforce any of Landlord's rights or pursue any of Landlord's remedies against Tenant in such event other than the payment of Fixed Rent as provided for in this Lease or under law, provided, however, that the receipt by Landlord of the Occupancy Payment shall be Landlord’s exclusive right and remedy against Tenant with regard to any holdover, except as expressly provided in the immediately preceding sentence.

Section 19.04 - Holding Over Not an Extension.  It is expressly understood and agreed that there can be no extension of the Term unless said extension is reduced to writing and agreed to by Landlord.  No verbal statement or unsigned writing or writing which does not expressly extend the Term shall be deemed to extend the Term and Tenant hereby agrees that any improvements Tenant shall make to the Demised Premises in reliance upon any extension of the Term given verbally or by an unsigned writing or by a writing which does not expressly extend the Term shall be at Tenant’s peril.

Article 20 - Persons Bound

Section 20.01 - Persons Bound.  The covenants, agreements, terms, provisions and conditions of this Lease shall bind and inure to the benefit of the respective heirs, distributees, executors, administrators, successors, assigns and legal representatives of the parties hereto with the same effect as if mentioned in each instance where a party hereto is named or referred to.  The term “Landlord” as used in this Lease shall mean the Landlord at the particular time in question, and it is agreed that the covenants and obligations of Landlord under this Lease shall not be binding upon Landlord herein named or any subsequent landlord with respect to any period subsequent to the transfer of its interest under this Lease by operation of law or otherwise.  In the event of any such transfer, Tenant agrees to look solely to the transferee for the performance of the obligations of Landlord hereunder, but only with respect to the period beginning with such transfer and ending with a subsequent transfer of such interest.  Notwithstanding anything to the contrary provided in this Lease, Tenant agrees that Landlord shall in no event be liable to Tenant for consequential damages, special damages or loss of profits, there shall be no personal liability on the part of Landlord arising out of any default by Landlord under this Lease, and that Tenant (and any person claiming by, under or through Tenant) shall look solely to the interest of Landlord in and to the Demised Premises or the leasehold estate of Landlord for the enforcement and satisfaction of any defaults by Landlord hereunder, and that Tenant shall not enforce any judgment or other judicial decree requiring the payment of money by Landlord, against any other property or assets of Landlord, and at no time shall any other property or assets of Landlord, or Landlord's principals, partners, members, shareholders, directors or officers, be subject to levy, execution, attachment or other enforcement procedure for the satisfaction of Tenant's (or such person's) remedies under or with respect to this Lease, the relationship of Landlord and Tenant hereunder or Tenant's use or occupancy of the Demised Premises.  The foregoing exculpation of personal liability shall be absolute and without any exception and shall survive the expiration or earlier termination of this Lease.

Article 21 - Notices

Section 21.01 - Notices.    All notices, demands, requests, consents or other communications (collectively referred to as “Notices” or ”notices” and individually referred to as a “Notice” or “notice”) which either party may desire or be required to give to or serve upon the other hereunder shall be in writing and shall be sent by overnight express carrier for next business day delivery, or sent by registered or certified mail, return receipt requested, postage prepaid, in each event, addressed to the parties at their respective addresses as follows:

(a)      If to Landlord:

(i)	To Landlord at:

Farm Springs Road, LLC
c/o GTJ REIT, Inc.
444 Merrick Road, Suite 370
Lynbrook, New York 11563
Attn: Paul Cooper

(ii)	With a copy to:

Ruskin Moscou Faltischek, P.C.
1425 RXR Plaza
East Tower, 15th Floor
Uniondale, New York 11556-1425
Attn:  Eric C. Rubenstein, Esq.

(b)      If to Tenant:

(i)	To Tenant at:

        The Premises; Attn: Building Manager

(ii)	with a copy to:

       United Technologies Realty, Inc.
       Four Farm Springs Road
       Farmington, CT 06032
       Attn:  Manager, UTC Real Estate

Notices given or served in the manner aforesaid shall be deemed to have been given (a) three (3) business days after the day so mailed, even if delivery is refused by the addressee, and (b) the first business day after delivery to any overnight express carrier, even if delivery is refused by the addressee.  Either party shall have the right to change its address(es) and person(s) for the receipt of notices to the other party in the manner aforesaid but shall not increase the number of notices required hereunder.  Any notice required or permitted to be given or served by either party may be given or served by that party’s attorney and may also be given or served by Landlord’s managing agent.  Nothing contained herein shall require any party to serve additional copies of any summons, notice of petition or any other process upon the attorney for any other party or in any other way require the joinder of any attorney who is entitled to receive notice under this Article in any action or proceeding.

Article 22 - Hazardous Waste

Section 22.01 - Liability for Hazardous Wastes.

(a)      Tenant shall indemnify, defend and hold harmless Landlord from all fines, suits, procedures, claims and actions of any kind arising out of or in any way connected with any spills, releases or discharges of hazardous substances or wastes (including fuel and petroleum products) at the Premises to the extent caused by Tenant or those for whom Tenant is legally responsible and from all fines, suits, procedures, claims and actions of any kind arising out of Tenant’s failure to provide all information, make all submissions and take all actions required by any governmental agency.

Landlord shall indemnify, defend and hold harmless Tenant from all fines, suits, procedures, claims and actions of any kind arising out of or in any way connected with any spills, releases or discharges of hazardous substances or wastes (including fuel and petroleum products) at the Premises to the extent (i) the same pre-existed the Commencement Date hereof or (ii) caused by Landlord or those for whom Landlord is legally responsible and from all fines, suits, procedures, claims and actions of any kind arising out of Landlord’s failure to provide all information, make all submissions and take all actions required by any governmental agency as to Landlord’s obligations under this Article 22, subject to the limitations contained in Section 20.01.

(b)      If Tenant receives any notice of (i) the happening of any event involving the presence, spill, release, leak, seepage, discharge or cleanup of any Contaminants  on or from the Premises or (ii) any complaint, order, citation or material notice with regard to air emissions, water discharges, or any other environmental, health or safety matter affecting Tenant or the Demised Premises (each hereinafter referred to as an “Environmental Complaint”), then Tenant shall promptly notify Landlord orally and in writing of said notice.

(c)      In the event there is credible evidence that a violation of an environmental and/or hazardous substances law or regulation has occurred or is likely to occur, for which Tenant is responsible under this Lease, then Landlord shall have the right from time-to-time, in its reasonable discretion, to require Tenant to perform an environmental audit, and if deemed necessary by Landlord, an environmental risk assessment of the Premises.  Said audit and/or risk assessment must be by an environmental consultant satisfactory to Landlord and Tenant, whose approval shall not be unreasonably withheld by either party.  Such audit shall be performed at Landlord’s expense unless such audit discloses that the Premises have become affected by Contaminants caused by Tenant or those for whom Tenant is legally responsible.  Should Tenant fail to undertake and seek diligently to perform said environmental audit or risk assessment within fifteen (15) days of Landlord’s written request, Landlord shall have the right but not the obligation to retain an environmental consultant to perform said environmental audit or risk assessment pursuant to this Section 22.01.

(d)      Tenant shall not cause, consent to, suffer or permit the installation or maintenance of any underground storage tanks upon, under or within the Demised Premises.

(e)      Landlord’s and Tenant’s obligations under this Section shall survive the expiration or termination of this Lease.

(f)      Landlord shall, as its sole and liquidated liability to Tenant hereunder, comply with any final order of any governmental agency having jurisdiction which requires the removal or neutralization of any hazardous substances and wastes on the Premises, (a “Covered Response”) if the Covered Response arises out of any spill, release or discharge of hazardous substances and wastes which occurred prior to the Commencement Date of this Lease or which have been caused by Landlord, its agents or employees during the Term of this Lease.  Landlord shall repair any damage to the Demised Premises caused by the performance of Landlord’s Covered Response and shall pay all governmental fines, penalties and charges relating to such Covered Response.  In no event shall Landlord have any liability for actual, constructive, compensatory, punitive or consequential damages arising out of any hazardous substances or wastes or Landlord’s failure to, or delay in, providing a Covered Response.

(g)      If Landlord receives any notice of any complaint, order, citation or material notice of any governmental agency relating to or in connection with Landlord’s obligations pursuant to this Section 22.01, Landlord shall promptly notify Tenant of same.

Article 23 – Extension Options

Section 23.01 – Grant of Extension Options.  Subject to the provisions of Section 23.03, Landlord hereby grants to Tenant certain options to extend the Term (each such Option is referred to as an “Extension Option”).  Tenant may either (a) extend the Term by one (1) year (the “One Year Extension”) and thereafter have an additional option to extend the Term for three (3) additional five (5) year periods (each a “Choice A 5-Year Extension”), or (b) Tenant may extend the Initial Term for three (3) periods of five (5) years each(each a “Choice B 5-Year Extension”).

Section 23.02 – Exercise of Options.  Each Extension Option shall be exercised only by written notice (the “Extension Notice”) delivered to Landlord in accordance with Section 21.01 of this Lease at least twelve (12) months before the expiration of the Initial Term or the expiration of the then current Extension Term, as the case may be.  If Tenant fails to deliver any Extension Notice within the time period specified herein, time of giving such Extension Notice being TIME OF THE ESSENCE, the subject Extension Option and any succeeding Extension Options shall irrevocably terminate, and Tenant shall have no further right to extend the Term.

Section 23.03– Conditions Precedent to Options.  Each Extension Option shall be exercisable by Tenant and the Lease shall continue for the Extension Terms on all of the following conditions:

(a)      At the time Landlord receives an Extension Notice and at the commencement of each Extension Term related thereto,

(i)	Tenant shall not be in default under any of the provisions of the Lease; and

(ii)	Tenant or its subsidiaries shall be in occupancy of at least eighty (80%) percent of the Premises.

Section 23.04 – Extension Term Provisions.  Each Extension Term shall be on all of the same terms and conditions set forth in the Lease and applicable to the Initial Term, except:

(a)      The Fixed Rent for the One Year Extension Term shall be an amount equal to the Fixed Rent payable during the fifteenth (15th) Lease Year, as increased by an amount equal to the Consumer Price Index Increase with a minimum increase of one (1%) percent annually and a maximum increase of three (3%) percent annually.

(b)      In the event Tenant exercises its One Year Extension Term and the Choice A 5-Year Extension, then the Fixed Rent for the first Lease Year of the Choice A 5-Year Extension shall be in an amount equal to One Million Three Hundred Seventy-Two Thousand Five Hundred Eighty Eight and 50/100 ($1,372,588.50) Dollars ($114,382.38 per month), as increased by the Consumer Price Index Increase, calculated from the first Lease Year to the fifteenth (15th) Lease Year.  Fixed Rent for the Choice A 5-Year Extension shall thereafter increase annually by an amount equal to the Consumer Price Index Increase, with a minimum increase of one (1%) percent annually, and a maximum increase of three (3%) percent annually.

(c)      In the event Tenant exercises its right to extend the Term for the Choice B 5-Year Extension (without having exercised its option to extend the Term by the One Year Extension), then the Fixed Rent for the Choice B 5-Year Extension shall be in an amount equal to One Million Three Hundred Seventy-Two Thousand Five Hundred Eighty Eight and 50/100 ($1,372,588.50) Dollars ($114,382.38 per month) as increased by the Consumer Price Index Increase calculated from the first Lease Year to the fifteenth (15th) Lease Year.  Fixed Rent for the Choice B 5-Year Extension shall thereafter increase annually by an amount equal to the Consumer Price Index Increase, with a minimum increase of one (1%) percent annually, and a maximum increase of three (3%) percent annually.

The Fixed Rent for the Extension Term shall be payable in equal monthly installments during the applicable Lease Year.

(d)      Tenant shall have no further Extension Option beyond the Extension Terms described herein.

Article 24 – Representations

Section 24.01 - Tenant’s Representations.

(a)      Tenant represents and warrants that:

(i)
Tenant is a corporation duly organized, validly existing and in good standing under the laws of the Delaware and has all requisite power and authority to own and operate its properties, to carry on its business as now conducted and to execute, deliver and perform this Lease.  The Lease has been duly authorized by all necessary action on the part of the Tenant;

(ii)
The execution, delivery and performance of the Lease and the consummation of the transactions contemplated hereby and thereby will not result in violation of or be in conflict with or constitute a default under any term or provision of the organizational documents of the Tenant or under any term or condition of any contract, agreement, lease or instrument to which Tenant is a party or by which it is bound or any term of any judgment, decree, statute, rule, regulation, ordinance, franchise, certificate, permit or the like applicable to the Tenant; and

(iii)
There is no action, suit, proceeding or investigation pending or threatened or any basis therefor known to Tenant which would question the validity of any of the foregoing representations or the validity of this Lease.

Section 24.02 - Landlord’s Representations.

(a)      Landlord represents and warrants that

(i)
Landlord is a New York limited liability company duly organized, validly existing and in good standing under the laws of the State of New York and has all requisite power and authority to own and operate its properties, to carry on its business as now conducted and to execute, deliver and perform this Lease.  The Lease has been duly authorized by all necessary action on the part of the Landlord.

(ii)
The execution, delivery and performance of the Lease and the consummation of the transactions contemplated hereby and thereby will not result in violation of or be in conflict with or constitute a default under any term or provision of the organizational documents of the Tenant or under any term or condition of any contract, agreement, lease or instrument to which Landlord is a party or by which it is bound or any term of any judgment, decree, statute, rule, regulation, ordinance, franchise, certificate, permit or the like applicable to the Landlord; and

(iii)
There is no action, suit, proceeding or investigation pending or threatened or any basis therefor known to Landlord which would question the validity of any of the foregoing representations or the validity of this Lease.

Article 25 - Miscellaneous

Section 25.01 - Headings, Gender, Tense and Number.  The Table of Contents and Article headings of this Lease are included for convenience only, and shall not limit or define the meaning or content hereof.  All pronouns and any variations thereof shall be deemed to refer to the masculine, feminine, neuter, singular or plural, as the identity of the person or persons may require.  Unless the context otherwise requires, the singular includes the plural and vice versa.  The terms "herein,"  "hereof" and "hereunder," and words of similar import, shall be construed to refer to this Lease as a whole, and not to any particular Article or Section, unless expressly so stated.  The term "person" shall mean any natural person or persons, a Partnership, a corporation, a limited liability company a trust, and any other form of business or legal association or entity, unless expressly otherwise stated. An "Affiliate" of Tenant shall mean any person, firm or corporation which controls or is controlled by, or is under common control with, Tenant, with the word "control" (and, correspondingly, "controlled by" and "under common control with"), as used with respect to any person, meaning the possession of the power to direct or cause the direction of the management and policies of such person.  An "Affiliate" of Landlord shall mean any person, firm or corporation which controls or is controlled by, or is under common control with Landlord or is controlled by any one (1) or more of the principals of Landlord.

Section 25.02 - Venue, Service of Process.  Landlord and Tenant, any subtenant, and any guarantor of Tenant's obligations under  this  Lease,  hereby expressly consent to the jurisdiction of the Court of the State of Connecticut, Hartford County and the United States District Court with respect to any action or proceeding between Landlord and Tenant or such party with respect to this Lease or any rights or obligations of either party pursuant to or in connection with this Lease, and each of such subtenant, guarantor, Landlord and Tenant agree that venue shall lie in Hartford County.  Tenant, any subtenant and any guarantor of Tenant’s obligations further waive any and all rights to commence any such action or proceeding against Landlord before any other court.  Without limiting any other methods of obtaining jurisdiction, personal jurisdiction of the Tenant in any action or proceeding may be obtained within and without the jurisdiction of any court located in the State of Connecticut, and that process or notice of motion or other application in connection with such action or proceeding may be served upon the Tenant by registered or certified mail at the last known address of the Tenant, whether such address be within or without the jurisdiction of any such court, and service shall be deemed complete three (3) business days after when mailed even if delivery is refused by the addressee.

Section 25.03 - Lease Not an Offer.  The submission of this Lease to Tenant shall not be construed as an offer, nor shall Tenant have any rights with respect thereto or the Demised Premises unless and until Landlord shall execute a counterpart of this Lease and deliver the same to Tenant.  Until such execution and delivery, any action taken or expense incurred by Tenant in connection with this Lease or the Demised Premises shall be solely at Tenant's own risk and account.

Section 25.04 - Memorandum of Lease.  This Lease shall not be recorded by Landlord or Tenant.

Section 25.05 - Governing Law.  This Lease shall be governed exclusively by the internal laws of the State of Connecticut as the same may from time-to-time exist, without giving effect to any principle of such law as would result in the selection or application of law of any other jurisdiction.

        Section 25.06 - No Merger of Estates.  There shall be no merger of this Lease, or the leasehold estate created by this Lease, with any other estate or interest in the Demised Premises, or any part thereof, by reason of the fact that the same person may acquire or own or hold, directly or indirectly, (a) this Lease or the leasehold estate created by this Lease, or any interest in this Lease or in any such leasehold estate, and (b) any such other estate or interest in the Demised Premises or any part thereof, and no such merger shall occur unless and until all persons having an interest (including a security interest) in (a) this Lease or the leasehold estate created by this Lease, and (b) any such other estate or interest in the Demised Premises, or any part thereof, shall join in a written instrument effecting such merger and shall duly record the same.

Section 25.07 - Severability.  If any provision of this Lease or the application thereof to any person or circumstances shall be determined to be invalid or unenforceable, the remaining provisions of this Lease or the application of such provision to persons or circumstances, other than those to which it is held invalid or unenforceable, shall not be affected thereby and shall be valid and enforceable to the fullest extent permitted by law.

Section 25.08 - Lease Freely Negotiated.  Landlord and Tenant acknowledge and agree that this Lease has been freely negotiated by both parties, and that, in any dispute over the meaning, interpretation, validity, or enforceability of this Lease or any of its terms or conditions, there shall be no presumption whatsoever against either party by virtue of that party having drafted this Lease or any party thereof.  If any words or phrases in this Lease (or in any prior draft thereof) shall have been stricken out or otherwise eliminated, whether or not any other words or phrases have been added, this Lease shall be construed as if the words or phrases so stricken out or otherwise eliminated were never included herein and no implication or inference shall be drawn from the fact that such words or phrases were so stricken out or otherwise eliminated.

Section 25.09 - No Waiver.  Except as otherwise expressly provided in this Lease, the failure of Landlord or Tenant to enforce such party's rights for violation of, or to insist upon the strict performance of any covenant, agreement, term, provision or condition of this Lease, or any of the rules and regulations, shall not constitute a waiver thereof, and Landlord and Tenant shall have all remedies provided herein and by applicable law with respect to any subsequent act which would have originally constituted a violation. The receipt by Landlord or the payment by Tenant, as the case may be, of Rent with knowledge of the breach of any covenant, agreement, term, provision or condition of this Lease shall not be deemed a waiver of such breach.  Except as otherwise expressly provided in this Lease, no provision of this Lease shall be deemed to have been waived by Landlord or Tenant, unless such waiver be in a writing signed by the party against whom enforcement shall be enforced.  The remedies provided in this Lease shall be cumulative and shall not in any way abridge, modify or preclude any other rights or remedies to which Landlord or Tenant may be entitled under this Lease, at law or in equity.   Without limiting the generality of the foregoing, Tenant expressly agrees that, upon the occurrence of an Event of Default, Landlord shall be entitled to exercise all of the rights set forth in this Lease or at law (including the right to terminate this Lease), notwithstanding that this Lease provides that Landlord may cure the default or otherwise perform the obligation of Tenant which gave rise to such Event of Default, and regardless of whether Landlord shall have effected such cure or performed such obligation.  The receipt and retention by Landlord of Fixed Rent or additional rent from any person other than Tenant shall not be deemed a waiver by Landlord of any breach by Tenant of any covenant, agreement, term, provision or condition herein contained, or the acceptance of such other person as a tenant, or a release of Tenant from the further performance of the covenants, agreements, terms, provisions and conditions herein contained, but the amount received shall be credited against the obligations of Tenant under this Lease.

Section 25.10 - No Acceptance of Surrender.  No act or thing done by Landlord or Landlord's agents during the Term shall be deemed to constitute an eviction by Landlord, or be deemed an acceptance of a surrender of the Demised Premises, and no agreement to accept such surrender shall be valid, unless in writing signed by Landlord.  No employee of Landlord or of Landlord's agents shall have any power to accept the keys of the Demised Premises prior to the termination of this Lease.  The delivery of keys to any employee of Landlord or of Landlord's agents shall not operate as a termination of this Lease or a surrender of the Demised Premises.  In the event that Tenant at any time shall desire to have Landlord sublet the Demised Premises for Tenant's account, Landlord or Landlord's agents are authorized to receive said keys for such purposes without releasing Tenant from any of the obligations under this Lease, and Tenant hereby releases Landlord from any liability for loss of or damage to any of Tenant's property in connection with such subletting.

Section 25.11 - Landlord’s Consent.

(a)      In any instance in which Landlord’s consent, approval or other action or exercise of judgment or discretion shall be made or shall be required by this Lease, or otherwise requested by Tenant, and Tenant disputes Landlord’s reasonableness in granting, exercising, delaying or withholding the same, Tenant in no event shall be entitled to make, nor shall Tenant make, any claim for, and Tenant hereby waives, any claim for damages or any remedy not specifically authorized herein; nor shall Tenant claim any damages by way of setoff, counterclaim or defense but Tenant’s sole remedy shall be an action or proceeding to enforce any such provision, or for specific performance or declaratory judgment.

(b)      Any review or approval at any time conducted by Landlord or by anyone acting on Landlord’s behalf shall be for the sole benefit and use of Landlord.  Neither Tenant not anyone acting by, for or on behalf of Tenant may rely or be deemed to have relied on any such review.  The approval by Landlord or by anyone acting in its behalf of any Plans, specifications, Alterations, permits or financial, insurance or any and all other information or matters shall not be deemed to be a representation, covenant or warranty that such Plans, specifications, Alterations, permits, financial or insurance or any and all other information or matters complies with Laws or Ordinances or is suitable for any purpose.

        Section 25.12 - Excavations.   If an excavation shall be made upon land adjacent to the Demised Premises or shall be authorized to be made, Tenant shall afford to the person causing or authorized to cause such excavation, license to enter upon the Demised Premises for the purpose of doing such work as said person shall deem necessary to preserve the Building or any part thereof from injury or damage and to support the same by proper foundations without any claim for damages or indemnity against Landlord or diminution or abatement of Rent.  Landlord agrees to make a reasonable effort to minimize the interference with Tenant’s business, but Landlord shall not be required to incur overtime labor or other special costs.

Section 25.13 - Certain Definitions.  For the purposes of this Lease, the terms set forth below shall have the definitions which immediately follow such terms, and such definitions are hereby incorporated into the Lease wherever used:

(a)      The terms “include” and “including” shall each be construed as if followed by the phrase “without being limited to”.

(b)      The terms “Mortgage” or “mortgage” shall mean any existing or future mortgage and/or security deed affecting the Land and/or the Building, alone or with other property, as the same may from to time be amended, modified, renewed, consolidated, substituted, spread, added to, extended and/or replaced.

(c)      The terms “Mortgagee” or “mortgagee” shall mean the mortgagee under, and/or the holder of, any mortgage.

(d)      The term “overlandlord” shall mean the Landlord under any Underlying Lease.

(e)      The term “underlying lease” shall mean any present or future ground or overriding or underlying lease made by Landlord affecting the Land, the Demised Premises, as the same may from time-to-time be amended, modified, renewed, extended and/or replaced.

Section 25.14- Usury Savings. Notwithstanding anything to the contrary set forth in this Lease, the rate of interest payable pursuant to any provision of this Lease, including the Default Rate, shall never exceed the maximum rate of interest permitted under applicable law.  If at any time the rate of interest otherwise prescribed in this Lease shall exceed such maximum rate, this Lease shall be deemed automatically amended to provide for such lower rate of interest for so long as the same shall be chargeable and thereafter, if the maximum rate of interest permitted under applicable law shall increase, the prescribed rate of interest payable hereunder shall be increased correspondingly.  If Landlord shall receive any sums in excess of a maximum rate of interest permitted under applicable law, the same shall not be deemed interest and, the same shall be applied against the next installments of Rent coming due under this Lease.

Section 25.15 – Force Majeure.  If either party is unable to perform any of its obligations due to events beyond such party’s reasonable control, the time provided to such party for performing such obligations shall be extended by a period of time equal to the duration of such events, and the other party shall not be entitled to any claim against such party by reason thereof.  Events beyond a party’s reasonable control include, but are not limited to, acts of God, war, civil commotion, labor disputes, strikes, casualty, weather conditions, labor or material shortages, or government regulation or restriction, but shall not include lack of funds or financial inability to perform this Lease and the obligations of Tenant to pay Rent and perform all of the other terms of this Lease on the part of Tenant to be performed shall in no way be affected because Landlord is unable or delayed in fulfilling any of its obligations under this Lease by reason of Force Majeure.  Landlord shall in each instance exercise reasonable diligence to effect performance when and as soon as possible; provided, however, that Landlord shall be under no obligations to employ overtime or premium labor.

Section 25.16 – Signs.  Landlord consents to the use by Tenant of Tenant’s signage as described in Schedule G attached hereto and made a part hereof, provided such signage complies with Laws and Ordinances.  Tenant shall remove its signs upon termination of this Lease and restore the Premises to its condition prior to installation of the signs.  If Tenant changes its name or its logo or color thereof, Tenant shall be allowed to modify its signage (or to replace same with new signs) from time to time to reflect such change, subject to compliance with Laws and Ordinances.

Section 25.17 - Harmony.  Tenant covenants and agrees throughout the Term and during any period prior or subsequent thereto when it shall be in possession of the Premises that it shall take no action which would create any work stoppage, picketing, labor disruption or dispute or interfere with any business of Landlord.  If Tenant is performing any construction or alteration or other work to the Premises or to any installation therein at any time during the Term of this Lease (or prior or subsequent thereto), Tenant shall provide to Landlord for Landlord’s approval (which approval shall not be unreasonably withheld) the names and addresses of all of Tenant’s proposed contractors, agents or designees or subcontractors.  Tenant’s use of such contractors, agents, designees or subcontractors will be deemed approved by Landlord if Landlord does not object thereto within fifteen (15) days after Tenant’s delivery of such names.

Section 25.18 - Consents and Approvals.

(a)      Wherever it is specifically provided in this Lease that a party’s consent or approval shall not be unreasonably withheld, a response to a request for such consent or approval shall also not be unreasonably delayed.  If either Landlord or Tenant considers that the other has unreasonably withheld or delayed a consent or approval, it shall so notify the other party within ten (10) days after receipt of notice of denial of the requested consent or approval or, in case notice of denial is not received, within thirty (30) days after making its request for the consent or approval.

(b)      Each party hereby waives any claim against the other which it may have based upon any assertion that such other party has unreasonably withheld or unreasonably delayed any consent or approval that, pursuant to the terms of this Lease, is not to be unreasonably withheld.  Each party agrees that its sole remedy shall be an action or proceeding to enforce any such provision or for specific performance, injunction or declaratory judgment.

Section 25.19 – Entire Agreement.   This Lease, with the schedules, riders and exhibits, if any, annexed hereto, contains the entire agreement between Landlord and Tenant, and any agreement heretofore made shall be deemed merged herein.   Any agreement hereafter made between Landlord and Tenant shall be ineffective to change, modify, waive, release, discharge, terminate or effect a surrender or abandonment of this Lease, in whole or in part, unless such agreement is in writing and signed by the party against whom enforcement is sought.   If Tenant shall have any right to an extension or renewal of the Term, Landlord's exercise of Landlord's right to terminate this Lease shall operate, ipso facto, to terminate such renewal, extension or other right, whether or not theretofore exercised by Tenant.

Section 25.20 - Counterparts.  This Lease may be executed in multiple counterparts, each of which shall be an original, and all of which shall constitute one and the same instrument.

Section 25.21 – USA Patriot Act.

(a)      Tenant represents and warrants to Landlord that (a) Tenant and each person or entity directly or indirectly owning an interest in Tenant is (i) not currently identified on the Specially Designated Nationals and Blocked Persons List maintained by the Office of Foreign Assets Control of the Department of the Treasury (“OFAC”) and/or on any other similar list maintained by OFAC pursuant to any authorizing statute, executive order or regulation (collectively, the “List”), and (ii) not a person or entity with whom a citizen of the United States is prohibited to engage in transactions by any trade embargo, economic sanction, or other prohibition of United States law, regulation, or Executive Order of the President of the United States, (b) none of the funds or other assets of Tenant constitute property of, or are beneficially owned, directly or indirectly, by, any Embargoed Person, (c) no Embargoed Person has any interest of any nature whatsoever in Tenant (whether directly or indirectly), (d) none of the funds of Tenant have been derived from any unlawful activity with the result that the investment in Tenant is prohibited by Legal Requirements or that this Lease is in violation of any Legal Requirement, and (e) Tenant has implemented procedures, and will consistently apply those procedures, to ensure the foregoing representations and warranties remain true and correct at all times.  The term “Embargoed Person” means any person, entity or government subject to trade restrictions under U.S. law, including but not limited to, the International Emergency Economic Powers Act, 50 U.S.C. §1701 et seq., The Trading with the Enemy Act, 50 U.S.C. §1 et seq., and any Executive Orders or regulations promulgated thereunder with the result that the investment in Tenant is prohibited by Requirements or Tenant is in violation of any Requirements.

(b)      Tenant covenants and agrees (a) to comply with all Requirements relating to money laundering, anti-terrorism, trade embargos and economic sanctions, now or hereafter in effect, (b) to immediately notify Landlord in writing if any of the representations, warranties or covenants set forth in this paragraph or the preceding paragraph are no longer true or have been breached or if Tenant has a reasonable basis to believe that they may no longer be true or have been breached, (c) not to use funds from any “Prohibited Person” (as such term is defined in the September 24, 2001 Executive Order Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism) to make any payment due to Landlord under this Lease and (d) at the request of Landlord, to provide such information as may be requested by Landlord to determine Tenant’s compliance with terms hereof.

(c)      Tenant hereby acknowledges and agrees that Tenant’s inclusion on the List any time during the Term shall be an Event of Default under this Lease.  Notwithstanding anything herein to the contrary, Tenant shall not permit the Premises or any portion thereof to be used or occupied by any person or entity on the List or by any Embargoed Person (on a permanent, temporary or transient basis), and any such use or occupancy of the Premises by any such person or entity shall be an Event of Default under this Lease.

Section 25.22. Landlord and Tenant acknowledge and agree that this Lease has been freely negotiated by the parties, and that, in any dispute over the meaning, interpretation, validity, or enforceability of this Lease or any of its terms or conditions, there shall be no presumption whatsoever against any party by virtue of that party having drafted this Lease or any portion thereof.  If any words or phrases in this Lease (or in any prior draft thereof) shall have been stricken out or otherwise eliminated, whether or not any other words or phrases have been added, this Lease shall be construed as if the words or phrases so stricken out or otherwise eliminated were never included herein and no implication or inference shall be drawn from the fact that such words or phrases were so stricken out or otherwise eliminated.

Article 26 – Rules and Regulations

Section 26.01    Tenant shall abide by and observe the rules and regulations set forth on Schedule H attached hereto and made a part hereof, as well as other reasonable rules and regulations as may be promulgated from time to time by Landlord for the operation, safety, security and maintenance of the Building.

Article 27 – Right of First Offer/Right of First Refusal

         Section 27.01  Before offering the Premises for sale to any unaffiliated third parties, and provided that the Premises is being offered as a “one-off” sale versus a multi-property offering, Landlord shall deliver to Tenant a notice (the “ROFO Notice”), advising Tenant that the Premises are for sale. Tenant shall, by written notice to be delivered to Landlord before the tenth (10th) business day following Tenant’s receipt of the ROFO Notice (such 10-business day period, the “ROFO Notice Response Period”, TIME BEING OF THE ESSENCE), shall provide written notice to Landlord (the “ROFO Offer”) setting forth the offer price and other material terms and conditions upon which Tenant would be willing to purchase the Premises. Landlord in its sole discretion may either (i) accept the ROFO Notice, or (ii) decline the ROFO Notice.  If Landlord accepts the ROFO Notice, then the parties shall enter into a purchase agreement reasonably acceptable to both Tenant and Landlord to purchase the Premises in accordance with the ROFO Notice, failing which Tenant’s right of first offer shall terminate.  If Tenant fails to transmit the ROFO Notice during the ROFO Notice Response Period, or prior to the last day of the ROFO Notice Response Period, waives its right in writing (or is deemed to waive its right) to offer to purchase the Premises, then Tenant’s right of first offer shall irrevocably terminate and Landlord shall have the right to sell the Premises to any third party on any terms and conditions Landlord elects without being subject to any right of Tenant, and Tenant shall have no further rights or interest to purchase the Premises (except as otherwise set forth in Section 27.02).  Landlord shall not be required to deliver more than one ROFO Notice to Tenant during the Term of this Lease

Section 27.02

(a)      Without limiting the provisions of Section 27.01, Landlord shall not sell or convey (other than to Tenant as contemplated by this Lease) the Premises unless Landlord first notifies Tenant of Landlord’s intention to sell and/or convey the Premises to an unaffiliated third party (the “Potential Purchaser”), and Landlord, in its good faith judgment, believes that there is a substantial likelihood that a contract may be entered into between such Potential Purchaser and Landlord with respect to the sale of the Premises.  In such case, then Landlord shall give Tenant a written notice (the “Offer Notice”) specifying the purchase price and other material economic terms for which Landlord is willing to sell the Premises to the Potential Purchaser and offering to sell the Premises to Tenant on the terms and conditions so set forth.  No terms contained in the Offer Notice shall require the purchase of any assets other than the Premises.

(b)      Tenant shall have ten (10) business days after the date of receipt of the Offer Notice during which to notify Landlord that Tenant accepts such offer and agrees to purchase the Premises on the same terms and conditions set forth in the Offer Notice, as the same may be modified by the terms set forth in this Article 27.02, TIME BEING OF THE ESSENCE.

(c)        If Tenant does not timely deliver an acceptance notice or, prior to the last day on which an effective acceptance notice may be delivered, waives its right in writing (or is deemed to waive its right) to purchase the Premises, then Landlord shall, subject to the terms and conditions of Section 27.02(d) below, be free to sell the Premises to the Potential Purchaser at a price no less than ninety percent (90%) of the price set forth in the Offer Notice or on terms which, taken as a whole, are not materially more favorable to the Potential Purchaser than the terms stated in the Offer Notice.

(d) If (i) within one hundred twenty (120) days after Tenant’s failure to timely deliver its acceptance notice or its waiver or deemed waiver of its right to purchase the Premises, Landlord does not give notice to Tenant that a contract of sale for the Premises meeting the requirements set forth in Section 27.02(c) above has been fully executed and delivered by Landlord and the Potential Purchaser or (ii) Landlord desires to sell the Premises at a total price to the Potential Purchaser which is less than ninety percent (90%) of the total price set forth in the Offer Notice or on terms which, taken as a whole, are materially less favorable to Landlord than the terms stated in the Offer Notice, Landlord must deliver a new Offer Notice to Tenant and the provisions of this Section 27.02 shall apply thereto as if the prior Offer Notice had never been delivered.

Section 27.03   The provisions of this Article 27.03 shall not be applicable to any sale, transfer, conveyance, gift or other disposition made to any person or entity that is controlling, controlled by, or under common control with Landlord or is a parent, spouse, sibling or descendant of any person who is a shareholder, partner, member or principal of Landlord.

Section 27.04

(a)      Tenant’s right to purchase the Premises under this Article 27 shall not be exercisable if Tenant shall then be in default, or Tenant or its subsidiaries shall occupy less than eighty (80%) percent of the Premises upon Tenant’s transmittal of the Offer Notice, and upon the intended closing date of Tenant’s purchase of the Premises.

(b)      If Tenant timely exercises its right to purchase the Premises as provided in this Article 27, then Landlord shall sell to Tenant and Tenant shall purchase from Landlord, the Premises upon all of the terms set forth in the ROFO Notice or the Offer Notice, as the case may be, and otherwise on such additional terms and conditions as Landlord and Tenant shall mutually agree upon, Landlord and Tenant agreeing to negotiate in good faith the remaining terms for the sale of the Premises.

(c)      Landlord and Tenant, within thirty (30) days after the date Tenant notifies Landlord that Tenant accepts the offer in the ROFO Notice or the Offer Notice, as the case may be, shall enter into a contract of sale (the “Contract of Sale”) to reflect the aforesaid terms and conditions for the sale of the Premises by Landlord to Tenant.  If Landlord and Tenant are unable in good faith to agree within said thirty (30) day period on the terms of the Contract of Sale, then Tenant shall enter into the Contract of Sale in accordance with the terms proposed by Landlord within five (5) business days after such thirty (30) day period.  If Tenant fails to enter into a Contract of Sale in accordance with the immediately preceding sentence, then Tenant shall be deemed to have waived its right to purchase the Premises on the terms set forth in the ROFO Notice or the Offer Notice, as the case may be.

(d)      If Tenant shall purchase the Premises pursuant to this Article 27, Landlord need not convey any better title thereto than existed on the date of the commencement of the Term hereof, and Tenant shall accept such title, subject, however, to all charges, liens, security interests and encumbrances on the Premises (including without limitation those created or caused to be created by Tenant) and all applicable legal requirements, but free of the lien of any mortgage and charges, liens, security interests and encumbrances created by or resulting from acts of Landlord or any successor of Landlord without the written consent of Tenant.  Upon the date fixed for any purchase of the Premises, Tenant shall pay to Landlord the purchase price therefor specified herein together with all Fixed Rent, additional rent and other sums then due and payable hereunder to and including such date of purchase, and Landlord shall deliver to Tenant an appropriate deed to the Premises and any other instruments necessary to effectuate the conveyance.

(e)      Upon the completion of such purchase, but not prior thereto (whether or not any delay or failure in the completion of such purchase shall be the fault of Landlord), this Lease shall terminate, except with respect to obligations and liabilities of Tenant hereunder, actual or contingent, which have arisen on or prior to such date of purchase.

(f)      Tenant’s right to purchase under this Article 27 shall be personal to Tenant or a permitted assignee and shall not be otherwise transferable.

[REMAINDER OF PAGE INTENTIONALLY BLANK]

IN WITNESS WHEREOF, the parties have caused this Lease to be executed by their duly authorized representatives as of the year and date first above written.

FARM SPRINGS ROAD, LLC, Landlord
By:  GTJ GP, LLC, its Sole Member
By:  GTJ REIT, Inc., its Sole Member

By: /s/ Paul Cooper
      Name:  Paul Cooper
      Title:     Chief Executive Officer

UNITED TECHNOLOGIES CORPORATION
Tenant

By:  /s/ Stephen Forino
     Name: Stephen Forino
     Title:     President

State of Connecticut)
ss.:
County of Hartford)

On the 1st day of June, in the year 2012, before me, the undersigned, a Notary Public in and for said state, personally appeared Stephen Forino, personally known to me or proved to me on the basis of satisfactory evidence to be the person whose name is subscribed to the within instrument and acknowledged to me that he executed the same in his capacity and that by his signature on the instrument, the person or the entity upon behalf of which the person acted, executed the instrument.

/s/ Peter Stergos
Notary Public

State of New York)
ss.:
County of Nassau)

On the 1st day of June, in the year 2012, before me, the undersigned, a Notary Public in and for said state, personally appeared Paul Cooper, personally known to me or proved to me on the basis of satisfactory evidence to be the person whose name is subscribed to the within instrument and acknowledged to me that he executed the same in his capacity and that by his signature on the instrument, the person or the entity upon behalf of which the person acted, executed the instrument.

/s/ Eric Rubenstein
Notary Public

SCHEDULE A

DESCRIPTION OF THE LAND

    That certain piece or parcel of land situated in the Town of Farmington, County of Hartford and State of Connecticut, and more particularly described as Parcel K(VII) as shown on a map entitled "MAP OF LAND Owned by TAX VII Group Northerly of Fienemann Road Farmington, Connecticut Scale 1" = 40' February 28, 1980...  REV. JUNE 1988 Certified substantially correct in accordance with Class A-2 of the Code of Recommended Practice for Accuracy of Surveys & Maps, Edward F. Reuber, Surveyor HODGE SURVEYING ASSOCIATES, P.C.", and being more particularly bounded and described as follows:

Beggining at a point on the westerly highway linie of Farm Springs Road, said point marking the southeasterly corner of the land shown hereon and the northeasterly corner of land of TAC II Group and also being located one hundred eighty-four and fifty-two hundredths (184.52) feet northerly of a highway monument,as measured along said westerly highway line; thence N 78º 02' 10" W two hundred fifty-eight and sixty-seven  hundredths (258.67) feet to a point; thence N 55º 33' 01" W three hundred seven and no hundredths (307.00) feet to a point; thens N 65º 59' 20" W one hundred six and twenty-four hundredths (106.24) feet to a point; thens N 66º 47' 05" E two hundred twenty-nine and seventy-five hundredths (229.75) feet to a point; thence N 23º 12' 55" four hundred thirty-five and sixty hundredths (435.60) feet to a point on the southerly highway line of Colt Highway (Route 6-A); thence N 66º 47' 95" E three hundred fifty-seven and forty-six hundredths (357.46) feet to a CHD monument; thence continuing the same course one hundred seventy-three and eighty-two hundredths (173.82) feet to a point; thens S 24º 31' 37" E six hundred forty-eighty and thirty seven hundredths (648.37) feet to a point on said westerly highway line; thence in a southwesterly and southerly direction on a curve to the left having a radius of four hundred sixteen and seventeen hundredths (416.17) feet, for a distance of three hundred ten and twenty-eight hundredths (310.28) feet to a highway monument; thence S 11º 57' 50" W one hundred thirty and forty-eight hundredths (130.48) feet to point or place of beginning.

Containing 10.53 acres and being bounded:  Northerly and Northwesterly by land now or formerly of Rose Bradley Tuffy, land now or formerly of Lyn H. & Doris R. Lansberry and Colt Highway (Route 6-A), in part by each; Northeasterly by land shown as Parcel J, (IV); Easterly by Farms Springs Road; Southerly and Southwesterly by land of TAC II Group; and Westerly by land now or formerly of Lyn H. & Doris R. Lansberry.

   TOGETHER WITH the right, in common with others, to use the Proposed Entrance Road being Revised Parcel B and Revised Parcel B-1 as shown on the plan entitled "Map of Land Owned by TAC Associates, et. al.  Route 6-A, Fienemann Road & Interstate 84 Farmington, Connecticut Scale 1" = 100' December 1977 Revised October 1978 Certified Substantially Correct Edward F. Reuber, W.F. Grunewald, Surveyors, Hodge Surveying Associates, P.C." (the "Master Plan") and as revised by a map entitled 'PLAN OF SUBDIVISION-PARCEL K(VII) To be developed by TAC Associates Fienemann Road Farmington, Connecticut Scale 1" = 100' February 1979 Certified subsantially correct in accordance with Class A-2 of the Code of Recommended Practice for Accuracy of Surveys & Maps, Edward F. Reuber, Surveyor HODGE SURVEYING ASSOCIATES, P.C.", for all purposes for which a public roadway is ordinarily used,  and together with the right to use in common with others, a storm drainage system and all utilities located in said Proposed Entrance Road.

TOGETHER WITH insured's right to discharge storm water from said Proposed Entrance Road into a storm sewer system over and across land of TAC III GROUP (known as Parcel G), as set forth in a deed to TAC III GROUP dated November 3, 1978 and recorded in Volume 264 at page 750 of the Farmington Land Records.

TOGETHER WITH the right to use, maintain, rapair and replace, in common with others, a sanitary sewer and right of way as it is presently located and as it may extended in the future, said right of way being at all places twenty (20) feet in width and being presently located as shown on the above-mentioned Master Plan as "20' Sanitary Sewer R.O.W." and "Approx. Location Existing Sanitary Sewer" and running through and over Parcel G on said map and other land now or formerly of TAC VII Group to a manhole in the trunk line sewer shown as "Town of Farmington 20' Sanitary sewer right of way" on said map.

SCHEDULE B

COMMENCEMENT AGREEMENT

Reference is hereby made to that certain Lease Agreement dated as of March ____, 2012, entered into by and between FARM SPRINGS ROAD, LLC, as Landlord, and UNITED TECHNOLOGIES CORPORATION, as Tenant (the “Lease”).

Landlord and Tenant hereby agree on the following dates (as such terms are defined in the Lease):

Commencement Date:          ________________

Fixed Rent Commencement Date:  ________________

Expiration Date:                    ________________

Dated: ___________

LANDLORD:

FARM SPRINGS ROAD, LLC
By:  GTJ GP, LLC, its Sole Member
By:  GTJ REIT, Inc., its Sole Member

By:___________________________
     Name:
     Title:

TENANT:

UNITED TECHNOLOGIES CORPORATION

By: ______________________________
      Name:
      Title:

SCHEDULE C

LANDLORD’S WORK

Landlord shall, at Landlord’s sole cost and expense deliver the parking deck to Tenant in good repair and condition.

SCHEDULE D

INTENTIONALLY OMITTED

SCHEDULE E

INSURANCE

[NOTE:  NEEDS TO INCLUDE LOSS OF RENTS AND BUSINESS INTERRUPTION COVERAGE UNDER TENANT’S PROPERTY POLICY]

Minimum Insurance Requirements

Note:  Where ever the word “LANDLORD” is referenced in this Insurance Exhibit, it means the following list of Entities:
1. Building Landlord Entity – Landlord of the building,
2. Property Manager Entity - building manager,
3. Bank / Lender Entity – mortgagee,

This list of Entities is to be scheduled on all ACORD certificates of insurance, additional insured, primary and non-contributory and waiver of subrogation endorsements as required below.  The additional insured language shall read “Landlord Entity, Property Manager Entity and Bank / Lender Entity, their members, successors, assigns, affiliates, subsidiaries and related companies including their Agents, Employees, Officers and Directors”.

A.
All insurance coverages referenced in this Insurance Exhibit, purchased by Tenant shall use Insurers with a minimum A.M. Best rating of A- VIII and all Insurers shall be licensed and admitted to do business in the state where the Premises is located or otherwise acceptable to the LANDLORD.

B.
Compliance by Tenant with the carrying of insurance and furnishing of ACORD certificates of insurance, shall not in any way relieve Tenant from any liability or diminish their obligations to maintain the insurance coverages required herein, or with any agreement with LANDLORD or by law.

C.
It is understood and agreed, authorization is hereby granted to LANDLORD to terminate the lease with Tenant until properly executed ACORD certificates of insurance with copies of the Additional Insured, Primary and Non-Contributory Basis and Waiver of Subrogation endorsements providing insurance as required herein are received and approved by the LANDLORD.

D.
Upon the request of the LANDLORD, a complete copy of the required  insurance policies and or any other documents or information necessary to verify the insurance coverages required herein, are to be submitted to the LANDLORD within five (5) days or LANDLORD can use C. above as a remedy.

E.	Tenant shall maintain, at their expense, the following insurance coverages:

1.
Property - insurance to insure Tenant’s property located at the Premises including personal property, all materials involved with any build out or Tenant fit up work, property of others in Tenant’s care, custody or control which are located at the premises, all improvements and betterments to the Premises made by the Tenant on an ISO “Causes of Loss - Special” property form (or its equivalent), and Loss of Rents and Business Interruption Insurance.  The property policy shall include: (i) 100% of the estimated replacement cost of all Tenant property as defined above; (ii) agreed amount endorsement and or a coinsurance waiver endorsement; (iii) waiver of subrogation in favor of LANDLORD.  As part of or in addition to the “Cause of Loss - Special Form”, the property policy shall cover the following additional perils: windstorm, acts of terrorism (at a minimum TRIA coverage), earthquake and flood.  Such insurance policy shall name LANDLORD as Loss Payee under a standard Loss Payee clause or equivalent endorsement for LANDLORD’s future interest in tenant improvements and betterments

2.
Commercial General Liability - insurance shall cover all operations of Tenant for bodily injury and property damage, advertising and personal injury liability (and covering the liability of Tenant to Landlord by virtue of any indemnification agreement in the Lease) with minimum limits of not less than:

a.	$10,000,000 General Aggregate Limit (Other than Products – Completed Operations)
b.	$10,000,000 Products – Completed Operations Aggregate
c.	$10,000,000 Personal and Advertising Injury Limit
d.	$10,000,000 Each Occurrence Limit
e.	$5,000,000 Fire Damage Liability

Commercial General Liability coverage shall be written on an “occurrence” basis using ISO CG0001 12/07 edition or a policy form affording equivalent coverage (“claims made” is not acceptable), which is acceptable to LANDLORD with the following minimum enhancements:

a.	Separation of Insureds (severability of interest),
b.
Contractual Liability for all oral or written contracts, and shall not have any additional restrictions or modifications to the definitions of “Insured Contract” as provided by ISO CG0001 12/07 edition,

c.	Coverage for Independent Contractors,
d.	Products - Completed Operations coverage,
e.	Additional Insured endorsement ISO CG2011 or its equivalent,
f.	Additional Insured is on a primary and non-contributory basis,
g.	A Waiver of Subrogation endorsement ISO CG2404 10/93 edition or its equivalent,
h.	Designated Locations General Aggregate Limit endorsement ISO CG2504 3/97 edition or its equivalent,
i.	Pollution Exclusion shall not have any additional restrictions or modifications to the standard ISO CG0001 12/07 edition.

3.	Commercial Automobile Liability – insurance coverage with minimum limits of $1,000,000 per accident for all Owned, Leased, Non-Owned and Hired vehicles with the following minimum enhancements:
a.	Designated Insured endorsement ISO CA2048 2/99 edition or its equivalent naming LANDLORD,
b.	A Waiver of Subrogation endorsement,
c.	If hazardous materials are being transported then Pollution Liability - Broadened Pollution for Covered Autos endorsement ISO CA9948 or its equivalent.

4.
Workers’ Compensation - insurance in accordance with the applicable State statutes and laws.  Sole proprietorships, members of LLC’s and partners who will be performing work may not “opt out” of coverage in states were allowed; coverage must be maintained.  Where allowed by law, include the following minimum enhancements:

a)	A Waiver of Subrogation endorsement.

5.	Employers Liability – insurance coverage with minimum limits as follows:
a.	$500,000 Bodily Injury by Accident, for each accident
b.	$500,000 Bodily Injury by Disease, policy limit
c.	$500,000 Bodily Injury by Disease, each employee

6.
Umbrella Liability - insurance shall be excess of employers liability, commercial general liability and commercial automobile liability.  Insurance shall cover all operations of Tenant and coverage shall minimally provide the same coverages, Additional Insureds, terms and conditions and minimum enhancements included in the primary policies with minimum limits of not less than:

a.	$10,000,000 General Aggregate Limit
b.	$10,000,000 Each Occurrence Limit
c.	$10,000,000 Products – Completed Operations Aggregate
   Umbrella liability coverage shall be written on an “occurrence” basis on a form acceptable to LANDLORD.

7.	And such other insurance as may be required by Law, LANDLORD or Tenant deems necessary to maintain.

F.
All insurance coverages required to be maintained by this Insurance Exhibit will be endorsed to provide that LANDLORD receives thirty (30) days prior written notice of cancellation or non-renewal except ten (10) days for non-payment of premium.

G.
Tenant shall furnish LANDLORD with ACORD certificates of insurance reflecting all of the insurance coverages required herein along with a copy of the actual insurance policy language or endorsements providing: Additional Insured status, Additional Insured is on a Primary and Non-Contributory Basis and Waiver of Subrogation to LANDLORD.  Any policy terms and conditions, limits, deductibles, exclusions and so on which deviate from standard ISO insurance language or this Insurance Exhibit, must be indicated on the ACORD certificate of insurance.

Certificate Holder shall read:

Entity I
Address
City, State Zip
Attention:

Tenant’s ACORD certificates will evidence all self-insurance, self-insured retention’s and/or deductibles (collectively referred to as “Deductibles”) greater than $5,000 for any of the required insurance coverages.  To the extent any Deductible is permitted or allowed as a part of any insurance policy carried by Tenant in compliance with Section E. above, such Deductible shall be subject to LANDLORD’s reasonable approval.  Any such Deductibles shall be paid for, assumed by, for the account of and at Tenant’s sole risk.  OWNER shall not be responsible for the payment of any such Deductible.

Higher limits of coverage may be required as determined and directed by the LANDLORD or Tenant.

Tenant shall cooperate with LANDLORD’s Insurers with respect to any and all claims which may arise as respects the Demised Premises.  Tenant shall notify LANDLORD in writing as soon as possible after they receive notice of any loss, damage, or injury.  Tenant shall take no action which might operate to bar LANDLORD from obtaining protection afforded by Tenant’s insurance policies or which might prejudice LANDLORD in its defense to a claim based on such loss, damage, or injury.

H.
Tenant shall cause all independent contractors, contractors and subcontractors to maintain for the full term of such parties’ work and at such parties’ own expense, the same minimum insurance coverages required herein except: (i) Additional Insured coverage on the CGL policy needs to use ISO Form CG2010 7/04 and CG2037 7/04 edition or their equivalent, (ii) Products - Completed Operations coverage is to be maintained for a minimum of three (3) years from completion of work, and (iii) CGL Designated Projects General Aggregate Limit endorsement ISO CG2503 3/97 edition or its equivalent.

Tenant shall collect and maintain copies of all independent contractors, contractors and subcontractors ACORD certificates reflecting all of the same insurance coverages as required of Tenant herein.  Tenant shall submit ACORD certificates with required attachments to LANDLORD for approval prior to the start of any work for Tenant.  No work or delivery shall commence until LANDLORD has approved in writing to the Tenant, each independent contractors, contractor and subcontractors ACORD certificates of insurance as acceptable.

I.
The insurance coverages set forth in this Insurance Exhibit, will in no way limit Tenant, independent contractors, contractors and subcontractors liability arising out of their services or products (including liability under indemnification provisions or under any other agreements or at law).  The inclusions, coverages and limits set forth herein are minimum inclusions, coverages and limits.  The minimum limits set forth herein will not be construed as a limitation of the LANDLORD’s rights under any insurance policy with higher limits, and no insurance policy maintained by Tenant, independent contractors, contractors or subcontractors will be endorsed to include such a limitation.  Nothing contained herein will be construed as limiting the type, quality or quantity of insurance coverage that Tenant, independent contractors, contractors or subcontractors should maintain.  Tenant, independent contractors, contractors or subcontractors will be responsible for determining appropriate inclusions, coverages and limits which may be in excess of the minimum insurance requirements set forth herein.

SCHEDULE F

INTENTIONALLY OMITTED

SCHEDULE G

TENANT’S SIGNAGE

[MISSING GRAPHICS]

SCHEDULE H

RULES AND REGULATIONS

1.
Nothing shall be displayed, painted or affixed by Tenant on any part of the exterior of the Building without the prior consent of Landlord, and then only of such color, size, style and material as shall be approved by Landlord.

2.	Tenant shall supply Landlord with keys to all doors to and within the Premises so that Landlord may exercise its rights of access, as limited by, and subject to, the terms of the Lease.

3.	The rest room fixtures shall not be used for purposes other than those for which they were constructed.

4.	Tenant shall not permit littering of the common area of the Building.

5.
Tenant shall not make noises, cause disturbances or vibrations or use any electrical or electronic devices or other devices that emit sound or other waves or disturbances or create odors, any of which may be offensive to other tenants of the Building or which would interfere with the operation of any device or equipment or radio or television broadcasting or reception from or within the Building or elsewhere.

6.	Tenant shall use reasonable efforts to protect the Premises from theft, robbery and pilferage, which includes keeping doors locked and other means of entry of the Premises closed and secured.

7.	No animals (except seeing eye dogs), birds, bicycles or other vehicles shall be allowed in any part of the Building without the prior consent of Landlord.

8.	Tenant shall not accumulate or store on the Premises any waste paper, discarded records, books, paper files, sweepings, rags, rubbish or other combustible matter.

9.
Landlord reserves the right to exclude from the Building all disorderly persons, persons under the influence of alcohol or a controlled substance, idlers and peddlers, solicitors, and persons entering in crowds or in such unusual numbers as to cause inconvenience to the tenants of the Building.

10.
Any parking spaces included in the Lease shall be used only for the personal automobiles of Tenant and its employees and guests (including pickup trucks and vans but excluding trucks, motor homes and the like).